Exhibit 10.2

Execution copy

Date: 7 August 2012

(1)	Fashion Fund I B.V. (Seller)

(2)	VBQ Acquisition B.V. (Purchaser)

(3)	VILEBREQUIN INTERNATIONAL SA (Company)

(4)	G-III Apparel Group, Ltd. (Guarantor)

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES IN THE CAPITAL OF VILEBREQUIN INTERNATIONAL S.A.

Eversheds Faasen Wibautstraat 224 1097 DN Amsterdam Postbus 12929 1100 AX Amsterdam	Tel +31 20 5600 600 Fax +31 20 5600 500 www.eversheds.nl

Execution copy

TABLE OF CONTENTS

1.	INTERPRETATION	5
2.	SALE, PURCHASE AND TRANSFER	6
3.	PURCHASE PRICE	6
4.	WORKING CAPITAL	7
5.	CLOSING	10
6.	JOINT AND SEVERAL LIABILITY GUARANTOR	11
7.	WARRANTIES	11
8.	TAX MATTERS AND OTHER POST-CLOSING COVENANTS	13
9.	INDEMNIFICATION AND LIMITATION OF LIABILITY	25
10.	CLAIMS	32
11.	CONFIDENTIALITY	36
12.	NOTICES	38
13.	COSTS	38
14.	MISCELLANEOUS	38
15.	NON-COMPETE	39
16.	NON-SOLICITATION	40
17.	APPLICABLE LAW AND ARBITRATION	40
18.	SPECIFIC PERFORMANCE	41

Execution copy

APPENDICES AND ANNEXES

Appendix 1.1	Definitions
- Annex A	Data Room Index and Compact Discs containing all documents referred to therein
Appendix 3.2.3	Form of Promissory Note A
Appendix 3.2.4	Form of Promissory Note B
Appendix 3.3	Earnout Provisions
Appendix 4.1.1	Target Working Capital Overview
Appendix 5.2	Payment Instructions Letter
Appendix 5.3	Closing Agenda
- Annex 1.1.8	Form of Non-Compete and Non-Solicitation Agreement
- Annex 2.1.1	Assignment of NIBC Debt
- Annex 2.1.2	Assignment of VLBVL Debt
- Annex 2.1.3	Assignment of Seller Debt
Appendix 6.2	Guarantor’s Warranties
Appendix 7.1	Seller’s Warranties
- Annex 2.7	Corporate structure Group Companies
- Annex 2.10	Subsidiary Shares
- Annex 2.19	Accounts
- Annex 2.22	Debt, bank accounts and security deposits of Group Companies
- Annex 2.24	Interim Accounts 2012
- Annex 2.25	Inventory Group Companies
- Annex 3.1	Intellectual Property
- Annex 5.1	Leased Real Property
- Annex 5.3	List of Required Consents
- Annex 7.1.5	Aggregate 2012 capital expenditure budget
- Annex 8.1	U.S. Plans
- Annex 8.4	Foreign Plans
- Annex 11.1	Personal Property Leases
- Annex 12.1	Material Contracts
- Annex 13.1	Employees
- Annex 14.1	Litigation overview
- Annex 15.1	Permits Group Companies
- Annex 17.1	Insurance Policies
- Annex 17.2	Claims under Insurance Policies
Appendix 7.8	Purchaser’s Warranties
Appendix 8.6.1	Subordination Agreement
Appendix 9.4	Disclosure Letter and Compact Discs containing all Annexes and Data Room Items referred to therein
Appendix 11.3.4	Confidentiality Agreement
Appendix 11.4	Draft Press Release
Appendix 12.1	Notices

Execution copy

THIS AGREEMENT IS MADE BETWEEN:

(1)	Fashion Fund I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal place of business at Leidseweg 219, 2253 AE, Voorschoten, the Netherlands, registered with the Trade Register of the Chamber of Commerce for The Hague under number 34251740 (the “Seller”);

(2)	VBQ Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal place of business at De Lairessestraat 154, 1075 HL Amsterdam, the Netherlands, registered with the Trade Register of the Chamber of Commerce for Amsterdam under number 55587976 (the “Purchaser”);

(3)	VILEBREQUIN INTERNATIONAL SA, a corporation (société anonyme), incorporated under the laws of Switzerland, having its corporate seat in Geneva, Switzerland and its principal place of business at Chemin du Pavillon 5, 1218 Le Grand-Saconnex (GE), Switzerland, registered with the Trade register of the Canton of Geneva under number CH-660.2.046.009-0, with a fully paid-up share capital of 28,799,250 Swiss Francs (twenty eight million seven hundred ninety-nine thousand and two hundred and fifty Swiss Francs) divided into 28,799,250 registered shares with a par value of 1 Swiss Franc (one Swiss Franc) each (the “Company”); and

(4)	G-III Apparel Group, Ltd., a corporation organized under the laws of the State of Delaware, United States of America, and having its principal place of business at 512 Seventh Avenue, New York, New York 10018 (the “Guarantor”);

The parties under (1) through (4) jointly the “Parties” and each a “Party”.

WHEREAS

(A)	the Seller holds all of the shares and the voting rights in the capital of the Company (“Shares”) and through the Company, either directly or indirectly, all of the shares (or part thereof as reflected in Annex 2.10 of Appendix 7.1) and the voting rights in the capital of the Subsidiaries (“Subsidiary Shares”);

Execution copy

(B)	all internal corporate approvals required for the entry into, and the Transaction contemplated by, this Agreement have been obtained by the Seller, the Company, any Group Company, if applicable, and the Purchaser;

(C)	the Seller wishes to sell and transfer the Shares to the Purchaser, and the Purchaser wishes to purchase and accept the Shares, subject to the terms and conditions set out in this Agreement; and

(D)	G-III Apparel Group, Ltd., a Delaware corporation and the ultimate parent of the Purchaser, accepts joint and several liability for the due and timely compliance by the Purchaser of any and all obligations of the Purchaser as contained in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement, the capitalized words shall have the respective meanings specified in Appendix 1.1.

1.2	All definitions included in Appendix 1.1 shall apply equally to both the singular and plural forms.

1.3	References to a person include any individual, company or partnership whether or not having separate legal personality and wherever incorporated or registered.

1.4	The tables of contents and the headings to the Articles have been inserted in this Agreement for convenience of reference only, and do not affect the interpretation of any of the provisions of this Agreement.

1.5	A reference in this Agreement to:

1.5.1	an Article or an Appendix is to the relevant Article of or Appendix to this Agreement; and

1.5.2	a Paragraph is to the relevant Paragraph of the relevant Appendix.

1.6	References to books, records or other information include books, records or other information stored in any form including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

1.7	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

Execution copy

1.8	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

1.9	Any reference in this Agreement to any gender shall include all genders.

1.10	A “third party” means in this Agreement any person or entity other than the Seller, the Purchaser, the Guarantor or the Group Companies.

1.11	No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that representatives of all Parties have participated in the drafting and negotiation of this Agreement.

2.	Sale, purchase and transfer

2.1	Subject to the terms and conditions of this Agreement, the Seller hereby sells the Shares to the Purchaser, who hereby purchases the Shares under the irrevocable and unconditional obligation to pay the Purchase Price to the Seller as provided in this Agreement on a cash and debt free basis, except that as of the Effective Date and the Closing, the Company shall maintain no less than two (2) million Euros in cash, plus any increase in cash from the Effective Date through the Closing.

2.2	The Seller shall transfer the Shares to the Purchaser, free and clear from all Encumbrances or restriction on the ability of the Seller to sell and including all rights and benefits attached to the Shares (including rights to dividends, distributions or shares issued), in accordance with Article 5.

2.3	The Transaction shall be effective as of the Effective Date. All benefits and risks with regard to the Company and the Shares shall be transferred to the Purchaser as of the Effective Date.

3.	Purchase Price

3.1	The Purchase Price consists of (i) the Cash Consideration, (ii) the Note Consideration, (iii) the payment pursuant to Article 3.2.2, (iv) any payment pursuant to Article 4, and (v) the Earnout (the “Purchase Price”).

3.2	At the Closing:

3.2.1	The Purchaser shall pay to the Seller, in accordance with Article 5.2, an amount of cash equal to the Cash Consideration, which shall partly be applied to pay the entire principal and accrued interest on the Seller Debt assigned to the Purchaser pursuant to the Loan Assignment (attached hereto as Annex 2.1.3 to Appendix 5.3) (the “Closing Consideration”);

Execution copy

3.2.2	The Purchaser pay to the Seller a fixed amount of two (2) million Euros in respect of all cash held by the Company as of the Closing.

3.2.3	The Purchaser shall deliver to the Seller a promissory note in the principal amount of 12,500,000 Euros (“Note A”), which promissory note shall have the terms set forth in Appendix 3.2.3; and

3.2.4	The Purchaser shall deliver to the Seller a promissory note in the principal amount of 2,500,000 Euros (“Note B”), which promissory note shall have the terms set forth in Appendix 3.2.4.

As soon as reasonably possible, but ultimately within ten (10) Working Days after the Closing, the Purchaser shall pay to the Seller any cash held by the Group Companies in excess of two (2) million Euros, such cash calculated in Euros as at the Effective Date and, where applicable, using the spot rate as at the end of such Effective Date for any currency other than Euros.

3.3	The Earnout shall be paid by the Purchaser to the Seller after the Closing in accordance with Appendix 3.3. Furthermore, in relation to the Earnout, the provisions of Appendix 3.3 shall apply as obligations for the Purchaser.

3.4	If any payment is made by the Seller to the Purchaser in respect of any claim for any breach of this Agreement (including, for the avoidance of doubt, a payment pursuant to Article 9 of this Agreement for a breach of a Seller’s Warranty), then the amount of such payment shall be regarded as an adjustment of the Purchase Price.

4.	Working Capital

4.1	Target Working Capital

4.1.1	The “Target Working Capital” shall be an amount equal to the average working capital of the Company based on the balance sheets of the Group Companies for each of the past twelve (12) months ended 31 May 2012 as set forth in Appendix 4.1.1.

4.2	Post-Closing Adjustment

4.2.1	Delivery of Calculation. Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller:

4.2.1.1	a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Group Companies as at the Effective Date (without giving effect to the transactions contemplated herein);

Execution copy

4.2.1.2	a calculation of Closing Working Capital (the “Closing Working Capital Statement”); and

4.2.1.3	a certificate of the Chief Financial Officer of the Company that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Accounts as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

4.2.2	Adjustment. The Post-Closing Adjustment shall be an amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number (i.e. > 0, “zero”) in excess of five (5%) per cent of the Target Working Capital (the “Adjustment Threshold”), the Purchase Price shall be increased by the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number (i.e. < 0, “zero”) in excess of the Adjustment Threshold, the Purchase Price shall be reduced by the amount of the Post-Closing Adjustment.

4.2.3	Examination. After receipt of the Closing Working Capital Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller and the Seller’s accountants shall have full access to the books and records of the Group Companies, the personnel of, and work papers prepared by, the Purchaser and/or the Purchaser’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Closing Working Capital Statement as the Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (as defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser or the Group Companies.

4.2.4

Objection. On or prior to the last day of the Review Period, the Seller may object to the Closing Working Capital Statement by delivering to the Purchaser a written statement setting forth the Seller’s objections in reasonable detail, indicating each disputed

Execution copy

item or amount and the basis for the Seller’s disagreement therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Seller. If the Seller delivers the Statement of Objections before the expiration of the Review Period, the Purchaser and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Purchaser and the Seller, shall be final and binding.

4.2.5	Resolution of Disputes. If the Seller and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of KPMG LLP or Deloitte & Touche LLP or, if neither KPMG LLP nor Deloitte & Touche LLP is able to serve, the Purchaser and the Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the Seller’s accountants or the Purchaser’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

4.2.6

Fees of the Independent Accountants. The Seller shall pay a portion of the fees and expenses of the Independent Accountants (the “Fees”) equal to 100% multiplied by a fraction, the numerator of which is the amount of the Disputed Amounts submitted to the Independent Accountants that are resolved in favor of the Purchaser (that being the difference between the Independent

Execution copy

Accountants’ determination and the Seller’s determination) and the denominator of which is the total amount of the Disputed Amounts submitted to the Independent Accountants (that being the sum total by which the Purchaser’s determination and the Seller’s determination differ from the determination of the Independent Accountants). The Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that the Seller is not required to pay hereunder. The Independent Accountants shall on the basis of this Article 4.2.6 determine the division of the Fees between the Purchaser and the Seller. The determination of the Independent Accountants shall be binding for the Parties.

4.2.7	Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after the date of their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

4.2.8	Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Working Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Working Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by the Purchaser or the Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to the date of payment at the Interest Rate. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

4.3	Adjustments for Tax Purposes. Any payments made pursuant to Article 4.2 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

5.	Closing

5.1	Closing shall take place at 12.00 hours CET on 7 August 2012, at the offices of Meyerlustenberger Lachenal Avocats, Geneva, Switzerland, or at any other date, time, or location as may be agreed in writing by the Parties.

Execution copy

5.2	At the Closing, the Purchaser shall pay to the Seller, in accordance with the payment instructions letter (attached hereto as Appendix 5.2) (the “Payment Instructions Letter”), the Closing Consideration and the additional amount payable pursuant to Article 3.2.2, and the Seller shall assign and transfer the Shares to the Purchaser.

5.3	At the Closing, each of the Parties shall procure that all other obligations set out in Article 3.2, Article 5.2 and the Closing Agenda (attached hereto as Appendix 5.3) for which it is responsible, are performed.

6.	Joint and several liability Guarantor

6.1	The Guarantor herewith declares unconditionally and irrevocably for the benefit of the Seller that:

6.1.1	it shall timely and duly cause to be complied with or comply with any and all of the obligations of the Purchaser as contained in the Agreement;

6.1.2	it accepts joint and several liability with the Purchaser for the same; and

6.1.3	it assumes all of the obligations of the Purchaser as contained in the Agreement as its own obligations, including, without limitation, the Purchaser’s obligations under Note A and Note B delivered pursuant to the Agreement.

6.2	The Guarantor represents and warrants to the Seller that the statements set out in Appendix 6.2 are true and accurate.

7.	Warranties

Seller’s Warranties

7.1	Subject to the provisions of this Article 7 and to the provisions of Articles 9 and 10, the Seller represents and warrants to the Purchaser that the statements set out in Appendix 7.1 are true and accurate.

7.2	Each Seller’s Warranty applies only to the subject expressly referred to therein.

7.3

The Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to the Purchaser or any of its Representatives. Company projections previously provided by the Seller to the Purchaser were prepared in good faith by the Company’s management, are based upon assumptions

Execution copy

that the Company and the Seller believe are reasonable and take into account all material information regarding the matters set forth therein. Such projections represent the Company’s current estimate of its future financial performance, and neither the Seller nor the Company is aware of any fact or information that would lead it to believe that such projections are misleading in any material respect, it being recognized by the Purchaser that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

7.4	The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given other than the Seller’s Warranties.

7.5	Any Seller’s Warranty qualified by the expression “so far as the Seller is aware”, “Seller’s knowledge” or any similar expression, shall be deemed to refer to the knowledge or awareness of the Management without being obligated to make any further inquiry of (any other) directors, officers or employees of the Company responsible for the matter.

7.6	After Closing, the Seller shall be liable to the Purchaser for any Losses incurred by the Purchaser in connection with or as a result of breaches of any Seller’s Warranties, subject, for the avoidance of doubt, to the limitations of Article 9.

7.7	Notwithstanding anything else to the contrary in this Agreement, except in the event Seller has fraudulently concealed the failure to comply with the Seller’s Warranties according to article 199 of the Swiss Code of Obligations, the Purchaser’s sole and exclusive remedy against the Seller for a breach of the Seller’s Warranties shall be a claim for Losses made in accordance with this Article 7, Article 8.1 and Article 10 and subject to the limitations of Article 9, it being agreed that, subject to any other limitations set out in this Agreement, a Loss suffered by the Group Companies (taken as a whole) as a result of such breach shall be deemed to be a Loss suffered by the Purchaser.

Purchaser’s and Guarantor’s Warranties

7.8	Subject to the provisions of this Article 7 and to the provisions of Articles 9 and 10, the Purchaser represents and warrants to the Seller that (i) the statements set out in Appendix 7.8 are true and accurate, and (ii) it is not aware of any material inaccuracy in or material breach of Seller’s Warranties. Subject to the provisions of this Article 7 and to the provisions of Articles 9 and 10, the Guarantor represents and warrants to the Seller that the statements set out in Appendix 6.2 are true and accurate.

Execution copy

7.9	Each Purchaser’s Warranty and Guarantor’s Warranty applies only to the subject expressly referred to therein.

7.10	The Seller acknowledges that no representations or warranties, express or implied, have been given or are given other than the Purchaser’s Warranties and the Guarantor’s Warranties.

7.11	Any Purchaser’s Warranty qualified by the expression “so far as the Purchaser is aware”, “Purchaser’s knowledge” or any similar expression, shall be deemed to refer to the knowledge or awareness of the G-III Executive Officers, without being obligated to make any further inquiry of (any other) directors, officers or employees of the Purchaser responsible for the matter.

7.12	After Closing, the Purchaser shall be liable to the Seller for any Losses incurred by the Seller in connection with or as a result of breaches of any Purchaser’s Warranties, and the Guarantor shall be liable to the Seller for any Losses incurred by the Seller in connection with or as a result of breaches of any Guarantor’s Warranties, subject, in each case and for the avoidance of doubt, to the limitations of Article 9.

7.13	Notwithstanding anything else to the contrary in this Agreement, except in the event of the Purchaser has fraudulently concealed the failure to comply with the Purchaser’s Warranties or the Guarantor has fraudulently concealed the failure to comply with the Guarantor’s Warranties according to article 199 of the Swiss Code of Obligations, the Seller’s sole and exclusive remedy against the Purchaser for a breach of the Purchaser’s Warranties or the Guarantor for a breach of the Guarantor’s Warranties shall be a claim for Losses made in accordance with this Article 7, Article 8.1 and Article 10 and subject to the limitations of Article 9.

8.	Tax matters and other Post-Closing Covenants

8.1	Tax Matters.

8.1.1	Sales and Transfer Taxes. All sales and transfer Taxes (including stock transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the relevant Party that is obligated to pay such Taxes under applicable Law. The Purchaser shall reasonably cooperate with the Seller in the timely preparation and filing of all Tax Returns as may be required to comply with the laws governing such sales and transfer Taxes.

8.1.2	Tax Indemnification. The Seller shall be responsible for, and shall indemnify and hold the Purchaser Indemnitees harmless from and against, any and all Taxes (or asserted deficiency, claim, demand,

Execution copy

action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) imposed or assessed against any of the Group Companies or the assets of any of them:

8.1.2.1	with respect to all Tax periods, or portions thereof, ending on or prior to the Closing Date, except as reserved for in the Accounts;

8.1.2.2	with respect to any and all Taxes of any of the Group Companies allocated to the Seller pursuant to Article 8.1.3;

8.1.2.3	by reason of being a successor-in-interest or transferee of another Person; and

8.1.2.4	with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which any Group Company is or was a member on or prior to the Closing Date for which such Group Company is liable pursuant to Treas. Reg. §1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation.

The Seller also shall pay and indemnify and hold the Purchaser Indemnitees harmless from and against any Losses incurred in connection with a Tax Proceeding relating to the determination of any Purchaser Indemnitee’s liability for Taxes for which the Seller has indemnified the Purchaser Indemnitees pursuant to this Article 8.1 and the enforcement of this Article 8.1. Without limiting to any extent the application of the preceding provisions of this Article 8.1.2, it is specifically understood and agreed that the Seller’s indemnification obligation under this Article 8.1.2 shall include any and all Taxes imposed or assessed against any of the Group Companies or the assets of any of them by reason of such Group Company’s non-compliance with any transfer pricing rules to which it has been subject or any non-compliance by such Group Company with the applicable rules relating to its reporting of value to customs authorities in any jurisdiction.

For the avoidance of doubt, the Seller’s indemnification obligations under this Article 8.1 shall not be diminished or qualified in any respect by any disclosure set forth in the Disclosure Letter in respect of Seller’s Warranties.

Execution copy

8.1.3	Straddle Periods. For Tax purposes, the current Tax year of each of the Group Companies shall, unless prohibited by applicable Law, be deemed to end as of the close of the Closing Date. In any case where applicable Law does not permit a Group Company to close its current Tax year as of the close of the Closing Date or in any case in which a Tax is assessed with respect to a Tax period which includes the Closing Date (but does not begin or end on the Closing Date), then Taxes, if any, attributable to the Tax period of a Group Company beginning before and ending after the Closing Date (a “Straddle Period”) shall be allocated to and be payable by (i) the Seller for the portion of such Tax period up to and including the Closing Date (the “Pre-Closing Straddle Period”) and (ii) the Purchaser for the portion of such Tax period after the Closing Date. Any allocation of income or deductions of a Group Company required to determine any Taxes attributable to any portion of a Tax period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of such Group Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Tax period ending on the Closing Date and the portion of the Tax period after the Closing Date in proportion to the number of days in each such portion of the Tax period.

8.1.4	Tax Returns.

8.1.4.1

The Purchaser shall, at the Seller’s expense but subject to an expense cap based on the average of the Company’s Tax return preparation and filing expenses over the past three (3) years, being EUR 25,000, prepare (or cause to be prepared) and timely file (or cause to be timely filed), taking into account any applicable filing extensions, all Tax Returns of each of the Group Companies required to be filed for all Tax periods ending on or prior to the Closing Date (any such Tax Return or report or amended Tax Return or report, a “Pre-Closing Tax Return”) which have yet to be filed as of the Closing Date. All Pre-Closing Tax Returns for each Group Company shall be prepared in a manner consistent with prior practice for such Group Company, unless otherwise required by applicable Law. The Purchaser shall provide the Seller with a

Execution copy

complete copy of each such Pre-Closing Tax Return at least thirty (30) days prior to the due date for filing such Tax Return, taking into account any applicable filing extensions. To the extent that any position taken on a Pre-Closing Tax Return for a Group Company or any item thereon is inconsistent with the manner in which such Group Company’s prior Tax Returns were prepared (or such item was not previously reported or such position was not previously taken) and such position or treatment of an item is not required by applicable Law, the Seller shall have the right to object to the filing of such Pre-Closing Tax Return by delivery to the Purchaser of a detailed written notice setting forth the basis of its objection within fifteen (15) days following the receipt thereof. The failure of the Seller to object to the filing of any such Pre-Closing Tax Return within such fifteen-day period shall constitute approval thereof. The Seller and the Purchaser shall attempt in good faith to resolve any disagreements regarding such Pre-Closing Tax Return prior to the due date for filing thereof. Any disagreements regarding such Pre-Closing Tax Return which are not resolved prior to the required filing thereof shall be promptly resolved pursuant to Article 8.1.10. Not later than ten (10) days before the due date for payment of any previously-unpaid Taxes shown on any Group Company’s Pre-Closing Tax Return, the Seller shall pay to the Purchaser an amount equal to that portion of the previously-unpaid Taxes shown on such Pre-Closing Tax Return for which the Seller has agreed to indemnify the Purchaser Indemnitees pursuant to Article 8.1.2; provided, however, that if the Seller shall have given written notice of an objection to the filing of such Pre-Closing Tax Return pursuant to this Article 8.1.4.1 and such objection ultimately is resolved in the Seller’s favor in accordance with Article 8.1.10, the Purchaser shall, within a reasonable period of time, take such steps as are reasonably necessary to secure a refund of the Taxes attributable to such objection and remit such Tax refund to the Seller promptly upon receipt thereof.

Execution copy

8.1.4.2	The Purchaser also shall prepare (or cause to be prepared) and timely file (or cause to be timely filed), taking into account any applicable filing extensions, all Tax Returns of each of the Group Companies required to be filed for any Straddle Period (each, a “Straddle Return”). All Straddle Returns for each Group Company shall be prepared in a manner consistent with prior practice for such Group Company, unless otherwise required by applicable Law. The Purchaser shall provide the Seller with a complete copy of each such Straddle Return at least thirty (30) days prior to the due date for filing such Straddle Return, taking into account any applicable filing extensions. The Seller shall have the right to object to the filing of a Group Company’s Straddle Return by delivery to the Purchaser of a detailed written notice setting forth the basis of its objection within fifteen (15) days following the receipt thereof. The failure of the Seller to object to the filing of any such Straddle Return within such fifteen-day period shall constitute approval thereof. The Seller and the Purchaser shall attempt in good faith to resolve any disagreements regarding such Straddle Return prior to the due date for filing thereof. Any disagreements regarding such Straddle Return which are not resolved prior to the required filing thereof shall be promptly resolved pursuant to Article 8.1.10. Not later than ten (10) days before the due date for payment of any previously-unpaid Taxes shown on any Group Company’s Straddle Return, the Seller shall pay to the Purchaser an amount equal to that portion of the previously-unpaid Taxes shown on such Straddle Return for which the Seller has indemnified the Purchaser Indemnitees pursuant to Article 8.1.2; provided, however, that if the Seller shall have given written notice of an objection to the filing of such Straddle Return pursuant to this Article 8.1.4.2 and such objection ultimately is resolved in the Seller’s favor in accordance with Article 8.1.10, the Purchaser shall, within a reasonable period of time, take such steps as are reasonably necessary to secure a refund of the Taxes attributable to such objection and remit such Tax refund to the Seller promptly upon receipt thereof.

Execution copy

8.1.5	Tax Proceedings.

8.1.5.1	The Seller shall control any Tax Proceeding in respect of any Tax period ending on or prior to the Closing Date (any such Tax Proceeding, a “Seller Tax Proceeding”) and, in connection therewith, shall be authorized to take any action in its sole discretion, unless such action would reasonably be expected to result in a material adverse Tax effect or a liability or increase in liability hereunder to any Purchaser Indemnitees for any Tax period, in which case such action may not be taken without the Purchaser’s consent. The Seller shall keep the Purchaser fully and contemporaneously apprised of all material aspects of any Seller Tax Proceeding and shall promptly furnish or cause to be promptly furnished to the Purchaser any and all material documents, reports, correspondence and other written materials pertaining to any Seller Tax Proceeding.

8.1.5.2	The Purchaser shall control and defend or shall cause each of the Group Companies to control and defend any Tax Proceeding in respect of any Group Company Tax Return for a Tax period ending after the Closing Date, including, without limitation, a Straddle Return (each such Tax Proceeding, a “Purchaser Tax Proceeding”); provided, however that, without the Seller’s prior written consent and unless otherwise required by applicable Law, the Purchaser may not take (or cause or permit to be taken by a Group Company), any action or decline (or cause or permit a Group Company to decline) to take any action with respect to any Purchaser Tax Proceeding that would reasonably be expected to result in a material adverse Tax effect to, or liability or increase in liability hereunder for, the Seller. The Purchaser shall keep the Seller fully and contemporaneously apprised of all material aspects of any such Purchaser Tax Proceeding and shall promptly furnish or cause to be promptly furnished to the Seller any and all material documents, reports, correspondence and other written materials pertaining to any such Purchaser Tax Proceeding.

Execution copy

8.1.6	Mutual Cooperation. From and after the Closing, the Parties shall provide each other (including, in the case of the Purchaser, causing the Group Companies to provide to the Seller) such assistance as may reasonably be requested by any of them in connection with (i) the preparation of any Tax Return, election, consent or certificate required to be prepared by any Party hereto or any of its Affiliates, or (ii) any Tax Proceeding. Such assistance shall include, as reasonably necessary, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and providing copies of relevant previously-filed Tax Returns, supporting work schedules and other records, documents, consents, certificates and other information relevant to the preparation of a required Tax Return or the conduct of a Tax Proceeding, subject to the provisions of Articles 8.1.4 and 8.1.5. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not dispose of any records or documents relevant to the Tax liability of any of the Group Companies or any Pre-Closing Tax Returns or Straddle Returns prior to the later of six (6) months after the expiration of the limitations period applicable to the assessment by the relevant Tax Authority of the Taxes due with respect to such Tax Returns, or the final resolution of any Tax Proceeding initiated prior to the expiration of the applicable limitations period.

8.1.7	Procedure for Indemnification. Any claim for indemnification under Article 8.1.2 may be made at any time prior to six (6) months after the expiration of the statute of limitations applicable to the assessment by the relevant Tax Authority of the Taxes due with respect to the relevant Tax period (taking into account any applicable periods of extension). Once a claim for indemnification under Article 8.1.2 is either acknowledged by the Seller or finally resolved by the Independent Accountants and determined to be payable by the Seller pursuant to Article 8.1.10, the Purchaser/Guarantor shall exercise its right of set-off under Note A as provided therein to the extent any amount remains payable under Note A, or, if no amount remains payable under Note A, the Seller shall satisfy such claim within ten (10) Working Days after such acknowledgment or final resolution by wire transfer to the Purchaser of immediately available funds. If the Seller does not make full payment of such claim within such ten (10) Working Day period, any amount payable shall accrue interest at the Interest Rate from and including the date of the Seller’s acknowledgment of the claim or the final resolution to and including the date of such payment. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Execution copy

8.1.8	Refunds and Carry backs.

8.1.8.1	Any Tax refund or credit received by a Group Company that is attributable to any Tax period ended on or before the Closing Date or the portion of a Straddle Period up to and including the Closing Date shall be for the account of the Seller; provided that the Seller shall return to the Purchaser the amount, if any, by which the amount of such Tax refund or credit is thereafter reduced pursuant to a final determination by the relevant Tax Authority. Any such payment shall be treated as an adjustment to the Purchase Price. Any payments made under this Article 8.1.8.1 shall be net of any Taxes payable with respect to such refund or credit (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Article 8.1.8.1). The Seller and the Purchaser shall, and the Purchaser shall cause each of the Group Companies to, reasonably cooperate in the obtaining of any refund or credit.

8.1.8.2	Notwithstanding the provisions of Article 8.1.8.1, any Tax refunds or credits (including any interest thereon) realized by a Group Company as a result of the carry back of any Tax loss, deduction or credit of such Group Company from any full Tax period ended after the Closing Date or from the portion of any Straddle Period after the Closing Date, in either case to a Tax period ended on or before the Closing Date or the portion of a Straddle Period up to and including the Closing Date shall not be for the account of the Seller and shall be retained by such Group Company.

8.1.9

Transfer Pricing Studies. The Company has engaged an independent expert firm to conduct studies with respect to the Group Companies’ compliance, from January 1, 2007 through and including the Closing Date (the “Transfer Pricing Study Period”), with transfer pricing rules (including transfer pricing documentation requirements) applicable in each jurisdiction of the Operations to any and all transactions undertaken by each of the Group Companies with one or more other Group Companies and the reporting of value to customs authorities in each such

Execution copy

jurisdiction (the “Seller’s Transfer Pricing Studies”). As soon as reasonably practicable after the Closing Date, the Purchaser also shall engage a separate independent expert firm to analyze the Group Companies’ compliance, during the Transfer Pricing Study Period, with transfer pricing rules applicable in each jurisdiction of the Operations and the Group Companies’ respective reporting of value to customs authorities in each such jurisdiction (the “Purchaser’s Transfer Pricing Studies”). The Seller’s Transfer Pricing Studies and the Purchaser’s Transfer Pricing Studies shall be completed within eighteen (18) months after the Closing.

8.1.10	Dispute Resolution. Any dispute as to any matter covered in this Article 8.1 shall be resolved by the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne by the Seller and the Purchaser ratably on a basis consistent with the method described in Article 4.2.6 hereof.

8.1.11	Survival of Obligations. All covenants and agreements of the Parties contained in this Article 8.1 shall survive until the date which is six (6) months after the expiration of the statute of limitations applicable to the relevant Tax Authority’s assessment and collection of the Taxes which are the subject of the claim of breach of any of such covenants and agreements.

8.2	Cooperation of Independent Accountants. The Seller shall reasonably cooperate, and shall cause its independent accountants to reasonably cooperate, with the Purchaser and its independent accountants, at the Purchaser’s request, in the preparation of any financial statements required for the Purchaser to comply with its financial reporting obligations to the extent required under U.S. securities laws, including, without limitation, Regulation S-X.

8.3	Certain Terminated Employees. The Seller shall be responsible for and pay any post-Closing obligations arising from the current termination of the employment agreements with Messrs. Sensarma and Agostini and Ms. Lemaignen.

8.4	Licensing agreement Gilfin S.p.A.

8.4.1

The Parties acknowledge that the Seller has retained a royalty prepayment in the sum of EUR 1,991,378 (one million nine hundred and ninety one thousand three hundred and seventy eight Euros) from Gilfin S.p.A. (“Gilfin”) under the licensing agreement, dated as of 16 July 2009, between TRB International S.A. (“TRB”), as licensor, and Gilfin, as licensee (“Licensing Agreement”). The

Execution copy

Parties agree that, as an offset against the Seller’s retention of such royalty prepayment, any royalties earned by TRB from Gilfin pursuant to the Licensing Agreement, which are credited against such royalty prepayment rather than being paid to TRB, shall be deducted from the principal amount of Note A as provided in Paragraph 2.1 of Note A (Appendix 3.2.3) as such royalties are earned during the period between the Closing Date and the Maturity Date of Note A. For example, if a royalty payment of 100,000 Euros has been earned and would otherwise be paid by Gilfin to TRB under the Licensing Agreement on September 30, 2012, but no actual payment is made by Gilfin to TRB because the amount of such payment is credited against the royalty prepayment, then the amount of such royalty payment shall be deducted from the principal amount of Note A on the date it would have otherwise been paid. The provisions of this Article 8.4.1 shall cease to be effective upon the termination of the Licensing Agreement pursuant to Article 8.4.2 and the satisfaction by Seller of all of its payment obligations pursuant to said Article 8.4.2.

8.4.2

The Seller hereby covenants with and undertakes towards the Purchaser that it will use its best efforts to effect the termination of the Licensing Agreement and to secure a full release by Gilfin of any claims against the Company and TRB (the “Gilfin Termination Agreement and Release”), as soon as reasonably possible. Any payments made by the Company or TRB to effect the Gilfin Termination Agreement and Release, including any out-of-pocket expenses (including legal fees) of the Company or TRB incurred in connection with the Gilfin Termination Agreement and Release, in excess of EUR 1,000,000 (one million Euros), shall be the responsibility of the Seller and shall be paid by the Seller at the time required by the Gilfin Termination Agreement and Release. The Purchaser and the Company agree to cooperate, and to cause TRB to cooperate, with the Seller in connection with securing the Gilfin Termination Agreement and Release; provided, that neither the Company nor TRB shall be obligated to enter into the Gilfin Termination Agreement and Release unless (i) it includes a full release by Gilfin of any claims against the Company and TRB; and (ii) the Seller pays all amounts due under this Article 8.4.2 at the time of such termination. The terms and conditions of the Gilfin Termination Agreement and Release shall be subject to the approval of the Purchaser, such approval not to be unreasonably withheld or delayed. The Purchaser hereby agrees that, after the Gilfin Termination Agreement and Release has been entered into, the Seller may assist Gilfin, directly or indirectly, with respect to

Execution copy

the sale of any inventory owned by Gilfin containing or using any Intellectual Property (the “Gilfin Inventory”); provided, however, that (i) such sales of Gilfin Inventory shall be made in a manner consistent with past practices by Group Companies relating to sales of inventory containing Intellectual Property, (ii) the Seller may not sell any Gilfin Inventory to any Person unless the Seller has received the prior written approval of the Company to sell Gilfin Inventory to such Person, such consent not to be unreasonably withheld or delayed, (iii) no such sales of Gilfin Inventory may be made after June 30, 2013 and (iv) the Seller agrees to immediately destroy, or arrange for the destruction of, any Gilfin Inventory that has not been sold by June 30, 2013. The Seller acknowledges that it has not been granted any rights in or to any Intellectual Property or to use any Intellectual Property, other than the permission to sell Gilfin Inventory as provided in this Article 8.4.2. The Purchaser agrees that (i) if requested by the Seller, the Purchaser will procure that the Group Companies will assist the Seller in connection with the negotiation of the Gilfin Termination Agreement and Release, and (ii) the Purchaser will procure that the Group Companies will use commercially reasonable efforts to assist the Seller with respect to the sale of Gilfin Inventory. If the Gilfin Termination Agreement and Release is not obtained by December 31, 2012 or by any subsequent December 31 through December 31, 2017, the Seller agrees to pay to the Purchaser EUR 1,500,000 (one million five hundred thousand Euros) on each such December 31. The Parties agree that any amounts payable under this Article 8.4.2 shall be deducted, at the Purchaser’s election, from any Earnout payable to the Seller, the principal amount of Note B as provided in Paragraph 7 of Note B (Appendix 3.2.4), the principal amount of Note A as provided in Paragraph 7 of Note A (Appendix 3.2.3), or a combination of the foregoing. If any amounts payable under this Article 8.4.2 cannot be satisfied by deduction from any Earnout or the principal amount of Note A or Note B, the Seller shall pay all such amounts to the Purchaser under this Article 8.4.2 within ten (10) Working Days of the termination date or the applicable December 31 date, as the case may be, by wire transfer to the Purchaser of immediately available funds. If the Seller does not make full payment of such amounts within such ten (10) Working Day period, the amount so payable shall accrue interest at the Interest Rate from and including the termination date or the applicable December 31 date, as the case may be, to and including the date of such payment. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Execution copy

8.5	Bonuses. The Seller shall be responsible for, and shall indemnify and hold the Purchaser Indemnitees harmless from and against, any and all bonuses which become due and payable to any employee of the Group Companies with respect to periods prior to the Closing Date to the extent such bonuses are not properly accounted for in the Closing Working Capital, and for any and all bonuses which become due and payable as a result of the consummation of the transaction as provided for in this Agreement.

8.6	Subordination Agreement. The Purchaser hereby covenants with and undertakes towards the Seller that:

8.6.1	the provisions of the Subordination and Intercreditor Agreement by and among Guarantor, Seller and JPMORGAN CHASE BANK, N.A. entered into on the date of this Agreement (attached hereto as Appendix 8.6.1) (“Subordination Agreement”) do not prevent the Purchaser or the Guarantor from complying with their contractual obligations under this Agreement, including, but not limited to, the ability to pay any payable Earnout to the Seller;

8.6.2	while it acknowledges that a limitation exists in the Senior Credit Agreement (as defined in the Subordination Agreement) with respect to the payment of the Earnout, the Senior Credit Agreement permits payments in excess of the limits mentioned as long as the Guarantor satisfies financial covenant and loan availability provisions in the Senior Credit Agreement, and no Senior Default (as defined in the Subordination Agreement) has occurred and is continuing; and

8.6.3	pursuant to section 2.8 of the Subordination Agreement, neither the Purchaser nor the Excluded Subsidiaries (as defined in the Senior Credit Agreement) including, but not limited to the Company, are restricted by the Subordination Agreement from making any payment with respect to the Notes or the Earnout.

As a further inducement for the Seller to accept the terms and conditions of the Subordination Agreement, the Purchaser hereby covenants to and agrees with the Seller that a Penalty Interest Rate shall accrue as of the respective due date(s) – in addition to any other agreed interest rates pursuant to this Agreement - on any and all payments due by the Purchaser to the Seller under the terms of this Agreement (including, without limitation, the Notes and the Earnout) if and to the extent such payments cannot be made as a result of any restrictions contained in the Subordination Agreement or the Senior Credit Agreement.

Execution copy

8.7	Minute Books. The Seller shall be responsible for, and shall indemnify and hold the Purchaser Indemnitees harmless from and against, any and all Losses caused by the Seller’s inability or failure to make available to the Purchaser true, correct and complete copies of the minute book of each Group Companies (as indicated in the exception to Seller’s Warranty 2.18 in the Disclosure Letter) containing complete and accurate summaries of all meetings of directors and stockholders or actions by written consent since the time of incorporation of each such Group Company (for the avoidance of doubt, the Seller’s indemnification obligations for any Losses described in this Article 8.7 shall not be diminished or qualified in any respect by any disclosure set forth in the Disclosure Letter in respect of Seller’s Warranties).

8.8	Lease Renewals. The Seller hereby covenants with and undertakes towards the Purchaser that it will use its commercially reasonable efforts, as soon as reasonably possible, to: (a) renew the TRB lease of store premises in Antwerp, Belgium, for a renewal term commencing on February 9, 2013 and ending on February 8, 2022, on terms substantially identical to the terms of the existing lease, except that the renewal lease may provide for (i) a monthly rent increase to 4,500 Euros for the store premises and, if TRB elects to continue the lease of a separate apartment, a monthly rent increase to 681.75 Euros for such apartment (or such other monthly rent increases as the Purchaser shall approve, such approval not to be unreasonably withheld), (ii) an increase in the security deposit of three months’ rent to correspond to the increase in monthly rental amount; (iii) inspection of the leased premises by a qualified professional inspector at TRB’s reasonable cost and expense; and (iv) such other changes as the Purchaser shall approve, such approval not to be unreasonably withheld; and (b) renew the TRB lease of store premises in Knokke, Belgium, for a renewal term beginning on November 1, 2012, on terms substantially identical to the terms of the existing lease except that the renewal lease may provide for (i) a monthly rent increase to 1,675 Euros for the store premises (or such other monthly rent increase as the Purchaser shall approve, such approval not to be unreasonably withheld) and (ii) such other changes as the Purchaser shall approve, such approval not to be unreasonably withheld. The Purchaser agrees to cooperate, and to cause TRB to cooperate, with the Seller in connection with securing such lease renewals.

9.	Indemnification and Limitation of liability

Indemnification

Execution copy

9.1	Indemnification By Seller. Subject to the other terms and conditions of this Article 9, including the limitations set forth below, the Seller shall indemnify and defend each of Purchaser and its Affiliates (including the Group Companies) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

9.1.1	any inaccuracy in or a breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement on and as of the Closing Date, except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date, and for the purpose of determining Losses in relation to a breach of a representation or warranty of the Seller contained in this Agreement in any case without regard to any materiality or similar qualification contained in or otherwise applicable to such representation or warranty;

9.1.2	any breach or non-fulfillment of any covenant, agreement and/or obligation to be performed by the Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 8.1, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 8.1); or

9.1.3	the Special Indemnification Events (for the avoidance of doubt, the Seller’s indemnification obligations with respect to Special Indemnification Events shall not be diminished or qualified in any respect by any disclosure set forth in the Disclosure Letter in respect of Seller’s Warranties).

9.2	Indemnification By Purchaser and Guarantor. Subject to the other terms and conditions of this Article 9, including the limitations set forth below, the Purchaser or the Guarantor, as the case may be, shall indemnify and defend each of the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

Execution copy

9.2.1	any inaccuracy in or a breach of any of the representations or warranties of the Purchaser or the Guarantor, as the case may be, contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser or the Guarantor pursuant to this Agreement on and as of the Closing Date, except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date, and for the purpose of determining Losses in relation to a breach of a representation or warranty of the Purchaser or the Guarantor contained in this Agreement in any case without regard to any materiality or similar qualification contained in or otherwise applicable to such representation or warranty;

9.2.2	any breach or non-fulfillment of any covenant, agreement and/or obligation to be performed by the Purchaser or the Guarantor pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 8.1, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 8.1).

9.3	The liability of each of the Seller, the Purchaser and the Guarantor in respect of any claim for indemnification under this Article 9 and in accordance with Article 10 will be limited in accordance with the provisions of this Article 9.

Disclosure

9.4	The Seller’s Warranties are limited by, and the Seller shall not be in breach of or liable for any such warranty in respect of any matter disclosed in this Agreement (including its Appendices and Annexes) and the Disclosure Letter (attached hereto as Appendix 9.4), including only such Data Room items or sections as are expressly referred to in this Agreement (including its Appendices and Annexes) and/or the Disclosure Letter, all of which shall be deemed to be disclosed in full. The Seller’s Warranties shall not be qualified by any other information, including, without limitation, information contained in the Data Room not expressly referred to in this Agreement (including its Appendices and Annexes) and/or the Disclosure Letter. The Parties hereby waive the application of articles 200 and 201 of the Swiss Code of Obligations and agree that the provisions of this Agreement shall prevail.

Time limitation

9.5	Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing

Execution copy

and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Paragraph 1 of Appendix 7.1 (Powers and Obligations of the Seller), Paragraphs 2.9 through 2.13 of Appendix 7.1 (Capitalization), Paragraph 21 of Appendix 7.1 (Financial Advisors), Paragraph 1 of Appendix 6.2 (Powers and Obligations of Guarantor), Paragraph 1 of Appendix 7.8 (Powers and Obligations of the Purchaser) shall not be time barred at all; the representations and warranties in Paragraph 6 of Appendix 7.1 (Environmental) and Paragraph 8 of Appendix 7.1 (Employee Benefits) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; and the representations and warranties in Paragraph 4 of Appendix 7.1 (Taxes) shall survive for the full period of all applicable statutes of limitations applicable to the relevant Tax Authority’s assessment and collection of the Taxes which are the subject of the claim of breach of any of such representations and warranties plus six (6) months. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article 8.1 which are subject to Article 8.1) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Limitations as to amount

De minimis

9.6	Subject to any other limitations as set out in this Agreement, neither the Seller nor the Purchaser and the Guarantor, taken together, shall be liable under this Agreement in respect of any individual claim, or a series of claims arising from identical facts, except to the extent the liability agreed or determined in respect of any such claim or series of claims exceeds twenty-five thousand (25,000) Euros.

Basket

9.7

Subject to Article 9.10, the Seller shall not be liable for any claim(s) under this Agreement to the Purchaser Indemnitees for indemnification under Article 9.1 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in Paragraph 1 of Appendix 7.1 (Powers and Obligations of the Seller), Paragraphs 2.9 through

Execution copy

2.12 of Appendix 7.1 (Capitalization), Paragraph 4 of Appendix 7.1 (Taxes), Paragraph 6 of Appendix 7.1 (Environmental) and Paragraph 21 of Appendix 7.1 (Financial Advisors) (the “Purchaser Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Article 9.1 (other than those based upon, arising out of, with respect to or by reason of the Purchaser Basket Exclusions) exceeds four hundred fifty thousand (450,000) Euros, in which case the Seller shall be liable for the whole amount of such claim(s) and not merely for the excess.

9.8	Subject to Article 9.10, the Purchaser shall not be liable to the Seller Indemnitees for indemnification under Article 9.2 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any in inaccuracy in or breach of any representation or warranty in Article 7.8, Paragraph 1 of Appendix 6.2 (Powers and Obligations of the Guarantor) or Paragraph 1 of Appendix 7.8 (Powers and Obligations of the Purchaser) (the “Seller Basket Exclusion”)), until the aggregate amount of all Losses in respect of indemnification under Article 9.2 (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusion) exceeds four hundred fifty thousand (450,000) Euros, in which case the Purchaser shall be liable for the whole amount of such claim(s) and not merely for the excess.

Maximum liability

9.9	The total maximum amount for which the Seller can be held liable for inaccuracies in or breaches of representations and warranties under Article 9.1.1 of this Agreement shall be twelve million five hundred thousand (12,500,000) Euros (“Seller Cap”), unless there is an inaccuracy in or breach of any representation or warranty that is a Purchaser Basket Exclusion, in which case the Seller Cap shall be one hundred per cent (100%) of the Net Amounts Received. No Seller Cap shall be applicable in the event that the Seller has fraudulently concealed the failure to comply with the Seller’s Warranties according to article 199 of the Swiss Code of Obligations.

The total maximum amount for which the Purchaser and the Guarantor, taken together, can be held liable for inaccuracies in or breaches of representations and warranties under Article 9.2.1 shall be twelve million five hundred thousand (12,500,000) Euros (“Purchaser Cap”), unless there is an inaccuracy in or breach of any representation or warranty that is a Seller Basket Exclusion, in which case the Purchaser Cap shall be one hundred per cent (100%) of the Net Amounts Paid. No Purchaser Cap shall be applicable in the event that the Purchaser or the Guarantor has fraudulently concealed the failure to comply with the Purchaser’s Warranties or the Guarantor’s Warranties according to article 199 of the Swiss Code of Obligation.

Execution copy

No limitations

9.10	The limitations on indemnification described in Articles 9.6, 9.7, 9.8 and 9.9 of this Agreement shall be inapplicable to claims for indemnification pursuant to Articles 8.1, 9.1.2, 9.1.3 and 9.2.2, or based upon, arising out of, with respect to or by reason of any breach of the Seller’s Warranties in Paragraph 4 (Taxes) of Appendix 7.1.

No double claims

9.11	Neither the Seller, the Purchaser nor the Guarantor shall be liable under this Agreement more than once in respect of the same Loss.

Matters arising after Closing

9.12	Neither Party shall be liable under this Agreement in respect of any matter, act, omission or circumstance to the extent that the same would not have occurred but for:

9.12.1	anything done or omitted to be done without breaching this Agreement or otherwise at the request of, or with the approval of, the other Party;

9.12.2	any act or omission of the other Party, or their respective Representatives or successors in title, after Closing;

9.12.3	the passing of, or any change in, any Law or administrative practice of any Governmental Authority after Closing, including any increase in Tax rates or any imposition of Taxes or any withdrawal of relief from Taxes not actually in effect at Closing;

9.12.4	any change after Closing of any generally accepted interpretation or application of any Law; or

9.12.5	any change in any accounting or Tax policy, basis or practice of the Purchaser introduced or having effect after Closing.

Contingent Liabilities

9.13	The Seller shall not be liable in respect of any Losses relating to any actual liability unless and until such actual liability is due and payable, or any Losses relating to any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

Execution copy

Mitigation of Losses

9.14	Without prejudice to Article 10.2, the Purchaser shall use commercially reasonable efforts, and provide reasonable assistance, to avoid, mitigate or remedy any damage or Losses caused by a breach of a Seller’s Warranty which in the absence of mitigation or remedy would give rise to a liability in respect of any claim under this Agreement. Any such actions to mitigate Losses under this Article will include, without limitation, any action(s) pursuant to Article 9.15 (Insurance Recovery) and Article 9.16 (Third Party Recovery).

Insurance Recovery

9.15	The Seller shall not be liable in respect of any Loss(es) in excess of EUR 75,000, to the extent that the Loss(es) in respect of which a claim is or can be recovered under any Insurance Policy to which the Purchaser or the Guarantor is an insured party.

Third Party Recovery

9.16	If any of the Purchaser Indemnitees is indemnified for any Losses pursuant to this Agreement with respect to any claim by a person not being a party to this Agreement, then the Seller will be subrogated to all rights and remedies of such Purchaser Indemnitee against such third party, and the Purchaser will, and will cause such Purchaser Indemnitee to, cooperate with and assist the Seller in asserting all such rights and remedies to such third party.

Tax benefits

9.17

The amount which an Indemnifying Party is required to pay to an Indemnified Party in respect of Losses for which indemnification is provided under this Agreement will be reduced by any Tax benefits actually recognized by such Indemnified Party arising in connection with the accrual, incurrence or payment of any such Losses (such Tax benefits are collectively referred to herein as “Tax Benefit Amounts”). For this purpose, the Indemnified Party shall be deemed to recognize a Tax benefit if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes, calculated by excluding any Tax items attributable to Losses, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of the Tax year for which such calculation is being made, calculated by taking into account any Tax items attributable to Losses (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any Tax year). If any Indemnified Party receives or recognizes any Tax Benefit Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such indemnified claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial

Execution copy

payment of such indemnified claim and such Tax Benefit Amounts exceed the determined remaining unpaid balance of such indemnified claim, then the Indemnified Party will promptly remit (without offset or deduction) to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnified claim, less (ii) the amount of the indemnity payment that would have been due if such Tax Benefit Amounts in respect thereof had been received before the indemnity payment was made, in the case of an indemnification claim against Seller, by increasing the principal amount of Note A by such amount, to the extent that Purchaser had previously reduced the principal amount of Note A, or by paying such amount, to the extent Seller had paid such amount by wire of immediately available funds.

10.	Claims

10.1	The Party making a claim under Article 9 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under Article 9 is referred to as the “Indemnifying Party”. For purposes of Article 9.17 and this Article 10, if the Purchaser is the Indemnified Party, the Indemnified Party shall be deemed to include the Purchaser, the Guarantor, any of the Group Companies and any of their officers, directors and employees.

10.2	Indemnification procedures

10.2.1

Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third Party Claim

Execution copy

at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defence; provided, that if the Indemnifying Party is the Seller, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defence of any Third Party Claim, subject to Article 10.2.2, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defence thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defence of such Third Party Claim, the Indemnified Party may, subject to Article 10.2.2, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third Party Claim, including making available (subject to the provisions of Article 11) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third Party Claim.

Execution copy

10.2.2	Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Article 10.2.2. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defence of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defence pursuant to Article 10.2.1, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

10.2.3

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance

Execution copy

alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.2.4	Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

10.3	Without prejudice to Article 10.2, notices of claims under this Agreement shall be given by the Indemnified Party to the Indemnifying Party within the time limits specified in Article 8.1 or Article 10, as applicable, specifying full information of the legal and factual basis of the claim and the evidence on which the Indemnified Party relies and, if possible, including an estimate of the amount of Losses which are, or are to be, the subject of the claim. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to Article 8.1 or this Article 10, as applicable, the Indemnifying Party shall satisfy its obligations within ten (10) Working Days of such final, non-appealable adjudication by wire transfer of immediately available funds, or, if the Indemnified Party is the Purchaser, the Purchaser shall exercise its right of set-off under Note A as provided therein to the extent any amount remains payable under Note A. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Working Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at the Interest Rate; provided, however, that if the Purchaser exercises its set-off right under Note A, no interest shall accrue on the amount set-off beginning on the date that the claim arose.

Execution copy

10.4	Without prejudice to Article 10.2, any claim notified to the Seller shall be deemed (if it has not been previously satisfied, settled or withdrawn) to be irrevocably withdrawn twelve (12) months after the notice is given pursuant to Article 10.2, unless legal proceedings in respect of it have been formally commenced in accordance with Article 17.3.

10.5	Effect of Investigation. Except as provided in Articles 7.8(ii) and 9.4, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of: (i) any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or (ii) the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

10.6	Exclusive Remedies. Subject to Articles 15, 16 and 18, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from a Party hereto fraudulently concealing the failure to comply with the warranties set forth in this Agreement according to article 199 of the Swiss Code of Obligations) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article 8.1, Article 9 and this Article 10. Any other remedies, in particular any right to rescind or withdraw from the Agreement in accordance with article 205/208 or articles 23ff of the Swiss Code of Obligations, are expressly excluded. Nothing in this Article 10.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

10.7	The Parties hereby waive the application of article 201(1) of the Swiss Code of Obligations.

11.	Confidentiality

11.1

No announcement or circular in connection with the existence or the subject matter of this Agreement (or the negotiations leading to it) shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties. This shall not affect any announcement or circular required by Law or, if applicable, the rules of any recognized stock exchange on which the shares of any member of a Party’s group are listed, provided that the Party that has, or whose group member has, an obligation to make an announcement or issue a circular, shall consult with the other Party insofar as is reasonably practicable before compliance with such an obligation;

Execution copy

provided, however, that the Purchaser shall have no obligation to consult with the Seller with respect to its disclosure requirements under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), which requirements include the filing of this Agreement with the SEC.

11.2	From and after the Closing, the Seller, shall, and shall cause its Affiliates and shareholders to, maintain the confidentiality of all non-public information, including, but not limited to Disclosed Information, in its or their possession concerning the Group Companies. The Purchaser shall have no obligation to maintain the confidentiality of information with respect to any Group Company from and after the Closing.

11.3	Notwithstanding the provisions of Article 11.2, each Party may provide non-public information concerning the Group Companies to any Governmental Authority as necessary to comply with the requirements of such Governmental Authority. To the extent permitted by Law, the relevant Party shall seek confidential treatment for such information provided to any Governmental Authority and shall notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any such information. In particular, Article 11.2 shall not prohibit disclosure or use of any information, if and to the extent:

11.3.1	the disclosure or use is required by Law or, if applicable, the rules of any recognized stock exchange on which the shares of any Party (or a member of its group) are listed;

11.3.2	the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement, or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

11.3.3	the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of Article 11.2 in respect of such information as if they were a party to this Agreement;

11.3.4	the information is or becomes publicly available other than by breach of the Confidentiality Agreement (attached hereto as Appendix 11.3.4) or of this Agreement;

11.3.5	the other Parties have given prior written approval to the disclosure or use; or

11.3.6	the information is independently developed after Closing;

Execution copy

provided that prior to disclosure or use of any information pursuant to Article 11.3.1 or 11.3.2, the Party concerned promptly notifies the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

11.4	Announcements in relation to completion of the Transaction shall only take place in accordance with the draft Press Release attached hereto as Appendix 11.4, which announcement shall be dispatched to the press by the Purchaser on the Closing Date.

12.	Notices

12.1	Any notice in connection with this Agreement shall be (i) in writing, (ii) in the English language; (iii) delivered by hand, registered mail or courier; (iv) addressed to the management board of each respective Party; and (v) in accordance with Appendix 12.1.

12.2	A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery of such notice.

13.	Costs

Each of the Seller, the Purchaser and the Guarantor will bear its own costs and expenses arising from or relating to the negotiation, conclusion and execution of this Agreement, unless otherwise expressly provided in this Agreement, and no expenses relating to the transaction contemplated by this Agreement shall be charged to any Group Company.

14.	Miscellaneous

14.1	Each of the Parties shall from time to time execute such documents and perform such acts and things as the other Parties may reasonably require to transfer the Shares to the Purchaser, and to give each Party the full benefit of this Agreement.

14.2	The Appendices and the Annexes as mentioned herein form an integral part of this Agreement. This Agreement contains the entire understanding between the Parties relating to the subject matter of this Agreement, and supersedes any previous written or oral agreement between the Parties in relation to the subject matter hereof. The Confidentiality Agreement is terminated herewith.

14.3

Unless otherwise provided in this Agreement, a Party is entitled to all rights that it derives from this Agreement without prejudice to any other rights and claims under this Agreement and all rights and claims under the Law, and no

Execution copy

right from a Party under this Agreement or the Law will be affected if (i) no such right is invoked or (ii) no protest is filed against the other Party’s failure to comply with an obligation arising from this Agreement.

14.4	Except as otherwise expressly provided in this Agreement, no Party to this Agreement may, unless with the prior written consent of the other Parties, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and/or obligations under this Agreement; provided, however, that nothing herein shall prohibit the Purchaser or the Company from granting a security interest in this Agreement and, in connection therewith, assigning their respective rights hereunder, to any financial institution extending credit to the Purchaser and/or the Company.

14.5	No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and is signed by or on behalf of the Party entitled to make such waiver.

14.6	No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

14.7	In the event that any provision of this Agreement is held to be void or nonbinding, in whole or in part, the Parties will continue to be bound by the other provisions of this Agreement. The Parties will use reasonable efforts to replace the void or nonbinding provision by a provision that is binding, in such manner that the new provision differs as little as possible from the void or nonbinding provision, taking into account the object and purpose of this Agreement.

14.8	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

14.9	The Parties will jointly discuss the nomination of a candidate by the Seller to act as member of an advisory committee of the Company post-Closing on terms to be further agreed upon.

15.	Non-compete

15.1

Unless otherwise agreed under Article 15.2 below, for a period of three (3) years commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the

Execution copy

date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the Seller or its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller or such Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

15.2	For the avoidance of doubt, nothing in Article 15.1 shall prevent or restrict in any manner whatsoever the Seller from, after the Closing Date, trading with its existing customers or any future customers provided that such trading does not constitute a breach of the provisions of Article 15.1.

16.	Non-solicitation

16.1	The Seller shall not during a period of twenty-four (24) months from the Closing Date, and shall not permit and of its Affiliates to, directly or indirectly, solicit, approach, canvass or hire, directly or indirectly, in any manner whatsoever, any employee of the Group Companies, including, without limitation, the Key Employees, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Article 16.1 shall prevent the Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or the Purchaser or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

16.2	The Seller shall not during a period of twenty-four (24) months from the Closing Date, and shall not permit and of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers or suppliers of the Company, including, without limitation, the Key Supplier, or potential customers or suppliers of the Company for purposes of diverting their business or services from the Company.

17.	Applicable law and arbitration

17.1	This Agreement, and any non-contractual obligation arising out of this Agreement, is governed by the substantive laws of Switzerland, with the exclusion of its provisions of private international law and of the provisions of the Vienna Convention on Contracts for the International Sale of Goods (CISG).

17.2	In the event of a difference of opinion between Parties in connection with this Agreement, they will first try to settle it amicably for thirty (30) days at most, unless this cannot reasonably be required. After this period, each Party is at liberty to initiate legal/ proceedings in accordance with Article 17.3.

Execution copy

17.3	Any and all disputes arising out of or in connection with this Agreement, including any non-contractual obligation arising out of this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Geneva, Switzerland. The arbitral procedure shall be conducted in the English language.

17.4	This Article 17 shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless such agreement expressly provides otherwise.

18.	Specific performance

18.1	The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

*** NEXT PAGE SIGNATORY PAGE ***

Execution copy

THUS AGREED AND SIGNED in fourfold:

Fashion Fund I B.V.

/s/ Kul Rattan Chadha

By: FR2 Capital B.V. Title: Managing Director On behalf of FR2 Capital B.V.: By: KRC Capital B.V. Title: Managing Director On behalf of KRC Capital B.V.: By: Kul Rattan Chadha Title: Managing Director

place:

date: 7 August 2012

VBQ Acquisition B.V.	VBQ Acquisition B.V.

/s/ B.W. de Sonnaville	/s/ Wayne S. Miller

by: B.W. de Sonnaville	by: Wayne S. Miller
title: Managing Director A	title: Managing Director B

place:	place: New York, New York

date: 7 August 2012	date: 7 August 2012

VILEBREQUIN INTERNATIONAL SA

/s/ A.S. Espinasse

by: A.S. Espinasse
title: director

place:

date: 7 August 2012

G-III Apparel Group, Ltd.

/s/ Wayne S. Miller

by: Wayne S. Miller
title: Chief Operating Officer

place: New York, New York

date: 7 August 2012

Execution copy

APPENDIX 1.1 – DEFINITIONS

The following notions in this Agreement, the Appendices and the Annexes shall have the following meaning exclusively:

Accounts	the audited and consolidated financial statements of the Company as per the Accounts Date including the notes thereto, and as audited by Price Waterhouse Coopers, attached in Annex 2.19 to Appendix 7.1;

Accounts Date	31 December 2011;

Action	means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, before any court or other Governmental Authority or arbitration tribunal;

Adjustment Threshold	has the meaning set out in Article 4.2.2;

Affiliate	means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; a shareholder of the Seller shall not qualify as an Affiliate;

Agreement	this share sale and purchase agreement, including all Appendices and Annexes hereto;

Annex	an annex to an Appendix;

Execution copy

Appendix	an appendix to this Agreement;

Article	an article of this Agreement;

Cash	all cash and bank deposit balances held by the Company, together with any interest accrued thereon;

Cash Consideration	the cash consideration for the Shares equal to an amount of sixty eight million five hundred thousand (68,500,000) Euros;

Closing	the performance of the actions set out in the Closing Agenda and the assignment and transfer of the Shares;

Closing Agenda	the agenda containing the (legal) actions to be taken on, or prior to the Closing Date and thereafter for the conclusion and/or performance of this Agreement, attached as Appendix 5.3;

Closing Consideration	has the meaning set out in Article 3.2.1;

Closing Date	the date on which the Closing occurs, which is expected to be 7 August 2012;

Closing Working Capital

shall mean (i) Current Assets less (ii) Current Liabilities, calculated pursuant to Appendix 4.1.1;

Current Assets shall mean inventory and work in progress, trade accounts receivable, other operative receivables and transitory and regulation accounts, calculated pursuant to Appendix 4.1.1;

Current Liabilities shall mean suppliers & accruals, operating debts and accruals and regulation accounts, calculated pursuant to Appendix 4.1.1;

adjusted for accrual for Sole, prepaid royalties and accrual for current Taxes, calculated pursuant to Appendix 4.1.1;

Closing Working Capital Statement	has the meaning set out in Article 4.2.1.2;

Execution copy

Code	the U.S. Internal Revenue Code of 1986, as amended;

Company	VILEBREQUIN INTERNATIONAL SA, a corporation (société anonyme), incorporated under the laws of Switzerland, having its corporate seat and its principal place of business at Chemin du Pavillon 5, (1218 Le Grand-Saconnex (GE), Switzerland, registered with the Trade Register of Geneva, Switzerland under number CH-660.2.046-009-0;

Confidentiality Agreement	the confidentiality agreement signed between the Seller and the Purchaser dated October 17, 2011, attached as Appendix 11.3.4;

Contracts	means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, plans, commitments and legally binding arrangements, whether written or oral;

Data Room	means the electronic data room established and operated by the Seller and the Company and Merrill Corporation (or any of its subsidiaries) and made available to the Purchaser, containing documents and information relating to the Group Companies and the Operations, the complete contents of which have been copied to the Company’s server as of the date hereof and are contained in the compact discs which form a part of Annex A;

Data Room Index	the contents of the Data Room, reflected in Annex A and the complete contents of which are contained in the compact discs which form a part of Annex A;

Debt	means, as at the Closing Date, all indebtedness for borrowed money, any obligation evidenced by notes, bonds, debentures, or other instruments and any guaranties of any of the foregoing;

Execution copy

Direct Claim	has the meaning set out in Article 10.2.3;

Disclosure Letter	means the letter of the same date as this Agreement from the Seller to the Purchaser (attached hereto as Appendix 9.4) disclosing certain matters in relation to the Seller’s Warranties, together with all documents attached to or referred to in it or listed in any Annex to it, the complete contents of which are contained in the compact discs which form a part of Appendix 9.4;

Disputed Amounts	has the meaning set out in Article 4.2.5;

Earnout	means the portion of the Purchase Price, payable by the Purchaser to the Seller in accordance with Appendix 3.3;

EBITDA	means, for the Vilebrequin Group based on audited consolidated accounts: earnings before interest, Taxes, depreciation and amortization; to be calculated on the basis of GAAP, consistent with past practice and at all times before the charge of any management fees, consultancy fees or similar charges by the Purchaser or its Affiliates to the Vilebrequin Group and not being attributed with any costs which are not strictly related to the Vilebrequin Group’s affairs.

Effective Date	30 June 2012;

Encumbrances	means any charge (fixed or floating), security interest, pledge, lien, mortgage, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest, restriction or limitation of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Euro	the current basic unit of currency among participating European Union countries;

Fees	has the meaning set out in Article 4.2.6;

G-III Executive Officer	means Morris Goldfarb, Wayne Miller and Neal Nackman;

Execution copy

GAAP	Swiss generally accepted accounting principles in effect from time to time;

Gilfin	has the meaning set out in Article 8.4.1;

Gilfin Inventory	has the meaning set out in Article 8.4.2;

Gilfin Termination Agreement and Release	has the meaning set out in Article 8.4.2;

Governmental Authority	to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive or regulatory authority of or in Switzerland, or any other jurisdiction, including of the European Union or the United States;

Group Companies	the Company and the Subsidiaries;

Guarantor’s Warranty	any representation made and warranty given by the Guarantor to the Seller as contained in Appendix 6.2;

Indemnified Party	has the meaning set out in Article 9.1;

Indemnifying Party	has the meaning set out in Article 9.1;

Independent Accountants	has the meaning set out in Article 4.2.5;

Insurance Policy	any insurance policy in effect at the Closing Date to which a Group Company is an insured party;

Intellectual Property Rights	trademarks, service marks, trade names, trade dress, trade secrets, domain names, logos, corporate names, patents, patent disclosures, inventions, design rights, copyrights, copyrightable works, works of authorship, database rights, software rights and all other similar rights in any part of the world, including Know-how, and where such rights are obtained or enhanced by registration, any registrations of or applications to register such rights and rights to apply for such registrations;

Interest Rate	five (5%) per cent per annum, and compounded on a daily basis;

Execution copy

Interim Accounts 2012	the unaudited consolidated balance sheet and income statement of the Company as per 31 March 2012, attached in Annex 2.19 to Appendix 7.1;

Key Employee	means any employee of any Group Company earning more than one hundred thousand (100,000) Euros gross per annum;

Key Supplier	Madamar Srl, Via Fratelli Cervi 8, 47030 Sogliano al Rubicone, Italy;

Know-how	confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulas, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

Law	any applicable statute, law, ordinance, decree, judgment, order, rule or regulation of any Governmental Authority;

Licensing Agreement	has the meaning set out in Article 8.4.1;

Loan Assignment	the assignment by the Seller to the Purchaser of the Seller Debt in accordance with Annex 2.1.3 to Appendix 5.3;

Losses

all damages, losses, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, charges, claims or demands suffered or incurred, costs or expenses of whatever kind (including reasonable legal costs and reasonable experts’ and consultants’ fees associated with the foregoing, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), but shall not include:

(a) any liability vis-à-vis any third party which is contingent unless and until such contingent liability becomes an actual liability and is due and payable; or

Execution copy

(b) any loss of profits, loss of revenue, loss of goodwill or any consequential losses;

Management	shall mean the following persons: Adu Advaney, Agnès Espinasse, Brian Lange, Allen Pheiffer, Mark Pirinoli and Ashish Sensarma;

Net Amounts Paid	such amount as is equal to Net Amounts Received;

Net Amounts Received	means the Purchase Price minus fifty (50%) per cent of the aggregate Debt;

Note A	has the meaning set out in Article 3.2.3;

Note B	has the meaning set out in Article 3.2.4;

Note Consideration	two unsecured promissory notes (Note A and Note B) from the Purchaser to the Seller, in the form attached in Appendices 3.2.3 and 3.2.4, the first in the principal amount of 12,500,000 Euros and the second in the principal amount of 2,500,000 Euros;

Operations	the business activities of the Group Companies taken as a whole;

Paragraph	a paragraph of an Appendix;

Party	has the meaning set out in the heading of this Agreement;

Payment Instructions Letter	has the meaning set out in Article 5.2;

Permits	means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities;

Penalty Interest Rate	three (3%) per cent per annum, and compounded on a daily basis;

Person	means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity;

Execution copy

Post-Closing Adjustment	has the meaning set out in Article 4.2.2;

Pre-Closing Straddle Period	has the meaning set out in Article 8.1.3;

Pre-Closing Tax Return	has the meaning set out in Article 8.1.4.1;

Purchase Price	has the meaning set out in Article 3.1;

Purchaser	VBQ Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal place of business at De Lairessestraat 154, 1075 HL Amsterdam, the Netherlands, registered with the Trade Register of the Chamber of Commerce for Amsterdam under number 55587976;

Purchaser Basket Exclusions	has the meaning set out in Article 9.7;

Purchaser Cap	has the meaning set out in Article 9.9;

Purchaser Indemnitees	has the meaning set out in Article 9.1;

Purchaser Tax Proceeding	has the meaning set out in Article 8.1.5.2;

Purchaser’s Transfer Pricing Studies	has the meaning set out in Article 8.1.9;

Purchaser’s Warranty	any representation made and warranty given by the Purchaser to the Seller as contained in this Agreement, including those pursuant to Article 7.8 and Appendix 7.8;

Representative	any officer, employee, legal advisor, financial advisor, potential source of financing, accountant or any other agent or advisor, of the Party concerned;

Resolution Period	has the meaning set out in Article 4.2.4;

Restricted Business	Design, manufacture or sale of beachwear, resortwear and related accessories;

Restricted Period	has the meaning set out in Article 15.1;

Execution copy

Review Period	has the meaning set out in Article 4.2.3;

SEC	has the meaning set out in Article 11.1;

Seller	Fashion Fund I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal place of business at Leidseweg 219, 2253 AE, Voorschoten, the Netherlands, registered with the Trade Register of the Chamber of Commerce for The Hague under number 34251740;

Seller Basket Exclusion	has the meaning set out in Article 9.8;

Seller Cap	has the meaning set out in Article 9.9;

Seller Debt	all Debt owed by the Group Companies to the Seller (including the assigned NIBC Debt and VLBVL Debt), as set out in Annex 2.22 to Appendix 7.1;

Seller Indemnitees	has the meaning set out in Article 9.2;

Seller Tax Proceeding	has the meaning set out in Article 8.1.5.1;

Seller’s Transfer Pricing Studies	has the meaning set out in Article 8.1.9;

Seller’s Warranty	any representation made and warranty given by the Seller to the Purchaser as contained in this Agreement, including those pursuant to Article 7.1 and Appendix 7.1;

Shares	all 28,799,250 issued outstanding and fully paid up registered shares with a nominal value of CHF 1 each in the share capital of the Company;

Special Indemnification Events	means (a) the wrongful termination proceeding with Jack Mauritz or any related Action; and (b) any Losses in excess of 200,000 Euros, in the aggregate, determined in connection with the Seller’s Transfer Pricing Studies and the Purchaser’s Transfer Pricing Studies;

Execution copy

Statement of Objections	has the meaning set out in Article 4.2.4;

Straddle Period	has the meaning set out in Article 8.1.3;

Straddle Return	has the meaning set out in Article 8.1.4.2;

Subordination Agreement	has the meaning set out in Article 8.6;

Subsidiaries	companies listed in Annex 2.10 to Appendix 7.1 in which the Company holds Subsidiary Shares;

Subsidiary Shares	the shares in the capital of the Subsidiaries held directly or indirectly by the Company, as listed in Annex 2.10 to Appendix 7.1;

Target Working Capital	has the meaning set out in Article 4.1.1;

Tax Authority	any revenue, customs, fiscal, governmental, provincial, state, local governmental or municipal authority or any other relevant authority having jurisdiction to apply Taxes and any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax;

Tax Benefit Amounts	has the meaning set out in Article 9.17;

Tax Proceeding	any audit, examination, action, claim for refund or contest or defence against any assessment, notice of deficiency or other proposed adjustment relating to Taxes;

Tax Return	any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

Taxes	all forms of taxation duties, levies, imposts and social security charges, whether direct or indirect and whether levied by reference to (without limitation) income, profits, gains, net wealth, net worth, equity, asset values, immovable property, turnover, gross receipts, added value or other reference, and statutory, governmental, state,

Execution copy

provincial, local governmental or municipal impositions, duties (including customs duties, tariffs and similar charges), contributions, rates and levies (including anti-pollution taxes and levies, sales and use taxes, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise), due and payable, levied or announced in any relevant jurisdiction and in respect of any person, and all penalties and interest relating thereto;

Territory	Europe, the United States, Asia and the Middle East;

Third Party Claim	has the meaning set out in Article 10.2.1;

Transaction	the sale, purchase and transfer of the Shares in conformity with the terms and conditions set out in this Agreement;

Transfer	the assignment and transfer of the Shares;

Transfer Pricing Study Period	has the meaning set out in Article 8.1.9;

Undisputed Amounts	has the meaning set out in Article 4.2.5;

U.S. Group Company	any of the Group Companies organized in the United States, including Riviera Sun, Inc., or any predecessor corporation which was acquired by Riviera Sun, Inc. or with which Riviera Sun, Inc. has merged or consolidated;

Vilebrequin Group	from and after the Closing, the business of the Group Companies, managed as to non-U.S. operations as a separate group under the Purchaser with the Company as the head of the group and as to U.S. operations as a separate group under the Guarantor with Riviera Sun, Inc. as the head of the group;

Warranties	the Seller’s Warranties and the Purchaser’s Warranties;

Working Day	Monday up to and including Friday, except for public holidays in Switzerland, the Netherlands and the City of New York, New York.

*****

Execution copy

ANNEX A TO APPENDIX 1.1 – DATA ROOM INDEX AND COMPACT DISCS

CONTAINING ALL DOCUMENTS REFERRED TO THEREIN

Execution copy

APPENDIX 3.2.3 – FORM OF PROMISSORY NOTE A

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, VBQ Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal place of business at De Lairessestraat 154, 1075 HL Amsterdam, the Netherlands, registered with the Trade Register of the Chamber of Commerce for Amsterdam under number 55587976, (the “Borrower”), and G-III Apparel Group, Ltd., a corporation organized under the laws of the State of Delaware, United States of America, and having its principal place of business at 512 Seventh Avenue, New York, New York 10018 acting as guarantor (the “Guarantor”), hereby unconditionally promises to pay to FASHION FUND I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Noteholder”), the principal amount of €12,500,000 (TWELVE MILLION FIVE HUNDRED THOUSAND EUROS) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note A (the “Note”), dated 7 August, 2012.

This Note is delivered pursuant to the Agreement for the Sale and Purchase of Shares in the Capital of Vilebrequin International SA (the “Share Purchase Agreement”), dated 7 August, 2012, among the Noteholder, the Borrower, the Guarantor and VILEBREQUIN INTERNATIONAL SA, a corporation (société anonyme) incorporated under the laws of Switzerland. Capitalized terms used herein without definition shall have the meanings given to them in the Share Purchase Agreement.

1.	Definitions. The following capitalized terms used herein shall have the meanings set forth in this Paragraph 1.

“Applicable Rate” means the rate equal to 5% per annum.

“Borrower” has the meaning set forth in the introductory paragraph.

“Event of Default” has the meaning set forth in Paragraph 5.

“Interest Payment Date” means the last day of each September, December, March and June, commencing on September 30, 2012.

“Licensing Agreement” means the licensing agreement dated as of 16 July 2009 between TRB International as licensor and Gilfin SPA as licensee.

“Loan” has the meaning set forth in the second introductory paragraph.

“Maturity Date” means the earlier of (a) December 31, 2017 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Paragraph 6.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

Execution copy

“Note B” means that certain Promissory Note B, dated the date hereof, in the original principal amount of €2,500,000 (two million five hundred thousand Euros), from the Borrower to the Noteholder.

“Parties” means the Noteholder together with the Borrower.

“Share Purchase Agreement” has the meaning set forth in the second introductory paragraph.

“Working Day” means Monday up to and including Friday, except for public holidays in Switzerland, the Netherlands and the City of New York, New York.

2.	Final Payment Date; Prepayments.

2.1.	Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date. It is understood that as an offset against Seller’s retention of the royalty prepayment received by TRB from Gilfin, any royalties earned by TRB from Gilfin between the Closing Date and the Maturity Date pursuant to the Licensing Agreement, which are credited against such royalty prepayment rather than being paid to TRB, shall be deducted from the principal amount of the Loan. For example, if a royalty payment of 100,000 Euros has been earned and would otherwise be paid by Gilfin to TRB under the Licensing Agreement on September 30, 2012, but no actual payment is made by Gilfin to TRB because the amount of such payment is credited against the royalty prepayment, then the amount of such royalty payment shall be deducted from the principal amount of the Loan on the date it would have otherwise been paid. The provisions of the preceding two sentences of this Paragraph 2.1 shall cease to be effective upon the termination of the Licensing Agreement pursuant to Article 8.4.2 of the Share Purchase Agreement and the satisfaction by Seller of all of its payment obligations pursuant to said Article 8.4.2.

2.2.	Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

3.	Interest.

3.1.	Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

Execution copy

3.2.	Interest Payment Dates. Interest shall be payable quarterly in arrears to the Noteholder on each Interest Payment Date.

3.3.	Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days and the actual number of days elapsed. Interest shall accrue on the Loan from and after the date hereof, and shall not accrue on the Loan for the day on which it is paid.

3.4.	Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4.	Payment Mechanics.

4.1.	Manner of Payments. All payments of interest and principal shall be made in lawful money of the European Union (euros) no later than 12:00 noon, Eastern U.S. Time, on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

4.2.	Application of Payments. Any payment from the Borrower pursuant to this Note or Note B shall be applied first to any amounts then due and owing under Note B, with the balance of any such payment then being applied to the payment of any accrued interest on this Note, and finally to the payment of the principal amount outstanding under this Note.

4.3.	Working Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Working Day, such payment shall be made on the next succeeding Working Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

4.4.	Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

4.5.	Tax Withholding. To the extent required by applicable law, the Borrower and/or the Guarantor may withhold or deduct from any payment to the Noteholder due hereunder and remit to the appropriate governmental authorities such taxes, including United States federal backup withholding taxes and withholding taxes, as are required to be so withheld or deducted, unless the Noteholder shall have timely furnished to the Borrower such properly completed and executed form or other document prescribed by applicable law as a basis for claiming exemption from, or reduction in, such withholding taxes.

Execution copy

5.	Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

5.1.	Failure to Pay. The Borrower shall fail to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due and such failure shall continue for five (5) Working Days after written notice to the Borrower.

5.2.	Bankruptcy.

(a)	the Borrower shall commence any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors;

(b)	there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in Paragraph 5.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c)	there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)	the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Paragraph 5.2(a), Paragraph 5.2(b) or Paragraph 5.2(c) above; or

(e)	the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

5.3.	Cross-default. Any of the Borrower, the Purchaser or G-III Apparel Group, Ltd. breaches (i) any of its representations or warranties contained in the Share Purchase Agreement, including the Appendices or Annexes thereto, or (ii) any covenant, agreement and/or obligation to be performed pursuant to or in connection with the Share Purchase Agreement, including the Appendices or Annexes thereto.

Execution copy

6.	Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable Law; provided, however that, if an Event of Default described in Paragraph 5.2(a) or Paragraph 5.2(b) shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

7.	Borrower’s Right of Set-Off. If pursuant to Article 10.3 of the Share Purchase Agreement, the Noteholder is due to pay to the Borrower in respect of any claim for Losses (which shall include any amounts payable by the Seller pursuant to Article 8.4.2 of the Share Purchase Agreement) (the “Indemnification Payment”), then the Borrower is hereby authorized at any time and from time to time, to the fullest extent permitted by Law and provided that the Share Purchase Agreement does not limit the set-off, and without prior notice to the Noteholder, other than as required by the Share Purchase Agreement, any such notice being expressly waived by the Noteholder, to set off and appropriate and apply any and all amounts payable pursuant to this Note to or for the credit or the account of the Borrower against any and all amounts payable by the Noteholder in respect of any such claim for Losses; provided that the Borrower shall provide promptly to the Noteholder a statement describing the amount of the Indemnification Payment as to which it exercised such right of set-off. No interest shall be accrued or be payable on the set-off amount from and after the date of set-off. The rights of the Borrower under this Paragraph 7 are in addition to other rights and remedies that the Borrower may have.

8.	Miscellaneous.

8.1.	Notices

(a)	All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

VBQ ACQUISITION B.V.

c/o Vilebrequin International SA

Chemin du Pavillon 5

Execution copy

1218 Le Grand-Saconnex (GE)

Switzerland

With a copy to:

G-III APPAREL GROUP, LTD.

512 Seventh Avenue

New York, NY 10018

Attn: Wayne S. Miller

Telephone: (212) 403-0507

Facsimile: (212) 719-0921

E-mail: wmiller@g-iii.com

and

FULBRIGHT & JAWORSKI L.L.P.

666 Fifth Avenue

New York, NY 10103

Attn: Neil Gold, Esq.

Telephone: (212) 318-3022

Facsimile: (212) 318-3400

E-mail: ngold@fulbright.com

(ii)	If to the Noteholder:

FASHION FUND I B.V.

Leidseweg 219, 2253 AE

Voorschoten, the Netherlands,

Attn: Allen Pheiffer

Telephone: +31 71 561 1905

Facsimile: +31 71 561 0700

E-mail: a.pheiffer@fr2capital.com

With a copy to:

EVERSHEDS FAASEN

Wibautstraat 224

1097 DN Amsterdam

Postbus 12929

1100 AX Amsterdam

Attn: Jan ter Horst

Telephone: +31 20 5600 600

Facsimile: +31 20 5600 500

E-mail: janterhorst@eversheds.nl

Execution copy

(b)	Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Working Day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

8.2.	Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the substantive laws of Switzerland, with the exclusion of its provisions of private international law and of the provisions of the Vienna Convention on Contracts for the International Sale of Goods (CISG).

8.3.	Submission to Jurisdiction.

(a)	The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, proceeding or disputes arising out of or relating to this Note, including any non-contractual obligation arising out of this Note, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Geneva, Switzerland. The arbitral procedure shall be conducted in the English language, and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)	Nothing in this Paragraph 8.3 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

8.4.	Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Paragraph 8.3 and the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Execution copy

8.5.	Guarantor. The Guarantor herewith declares unconditionally and irrevocably for the benefit of the Noteholder that: (i) it shall timely and duly cause to be complied with or comply with any and all of the obligations of the Borrower as contained in this Note, (ii) it accepts joint and several liability with the Borrower for the same, and (iii) it assumes all of the obligations of the Borrower as contained in this Note as its own obligations.

8.6.	Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note, together with applicable provisions of the Share Purchase Agreement, constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

8.7.	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns, if permitted in accordance with this Paragraph 8.7, of the Parties. This Note may not be transferred or assigned by the Noteholder without the prior written consent of the Borrower, which consent may be withheld in the Borrower’s sole discretion. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

8.8.	Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

8.9.	Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

8.10.	Headings. The headings of the various Paragraphs and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

Execution copy

8.11.	No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.12.	Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable Law.

8.13.	Severability. If any term or provision of this Note invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

Execution copy

IN WITNESS WHEREOF, the Parties have executed this Note as of the date first above written.

VBQ ACQUISITION B.V.	VBQ ACQUISITION B.V.

By	By

Name: B.W. de Sonnaville	Name: Wayne S. Miller

Title: Managing Director A	Title: Managing Director B

G-III APPAREL GROUP, LTD.

By

Name: Wayne S. Miller

Title: Chief Operating Officer

FASHION FUND I B.V.

By

By: FR2 Capital B.V.

Title: Managing Director

On behalf of FR2 Capital B.V.:

By: KRC Capital B.V.

Title: Managing Director

On behalf of KRC Capital B.V.:

By: Kul Rattan Chadha

Title: Managing Director

Execution copy

APPENDIX 3.2.4 – FORM OF PROMISSORY NOTE B

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, VBQ Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal place of business at De Lairessestraat 154, 1075 HL Amsterdam, the Netherlands, registered with the Trade Register of the Chamber of Commerce for Amsterdam under number 55587976, (the “Borrower”), and G-III Apparel Group, Ltd., a corporation organized under the laws of the State of Delaware, United States of America, and having its principal place of business at 512 Seventh Avenue, New York, New York 10018 acting as guarantor (the “Guarantor”), hereby unconditionally promises to pay to FASHION FUND I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Noteholder”), the principal amount of €2,500,000 (TWO MILLION FIVE HUNDRED THOUSAND EUROS) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note B (the “Note”), dated 7 August, 2012.

This Note is delivered pursuant to the Agreement for the Sale and Purchase of Shares in the Capital of Vilebrequin International SA (the “Share Purchase Agreement”), dated 7 August, 2012, among the Noteholder, the Borrower, the Guarantor and VILEBREQUIN INTERNATIONAL SA, a corporation (société anonyme) incorporated under the laws of Switzerland. Capitalized terms used herein without definition shall have the meanings given to them in the Share Purchase Agreement.

1.	Definitions. The following capitalized terms used herein shall have the meanings set forth in this Paragraph 1.

“Applicable Rate” means the rate equal to 5% per annum.

“Borrower” has the meaning set forth in the introductory paragraph.

“Event of Default” has the meaning set forth in Paragraph 5.

“Interest Payment Date” means the last day of each September, December, March and June, commencing on September 30, 2012.

“Loan” has the meaning set forth in the second introductory paragraph.

“Maturity Date” means the earlier of (a) December 31, 2017 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Paragraph 6.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

Execution copy

“Note A” means that certain Promissory Note A, dated the date hereof, in the original principal amount of €12,500,000 (twelve million five hundred thousand Euros), from the Borrower to the Noteholder.

“Parties” means the Noteholder together with the Borrower.

“Share Purchase Agreement” has the meaning set forth in the second introductory paragraph.

“Working Day” means Monday up to and including Friday, except for public holidays in Switzerland, the Netherlands and the City of New York, New York.

2.	Final Payment Date; Prepayments.

2.1.	Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

2.2.	Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

3.	Interest.

3.1.	Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2.	Interest Payment Dates. Interest shall be payable quarterly in arrears to the Noteholder on each Interest Payment Date.

3.3.	Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days and the actual number of days elapsed. Interest shall accrue on the Loan from and after the date hereof, and shall not accrue on the Loan for the day on which it is paid.

3.4.	Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4.	Payment Mechanics.

4.1.	Manner of Payments. All payments of interest and principal shall be made in lawful money of the European Union (euros) no later than 12:00 noon,

Execution copy

Eastern U.S. Time, on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

4.2.	Application of Payments. Any payment from the Borrower pursuant to this Note or Note A shall be applied first to the payment of any accrued interest on this Note, next to the payment of the principal amount outstanding under this Note, and finally to any amounts payable under Note A.

4.3.	Working Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Working Day, such payment shall be made on the next succeeding Working Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

4.4.	Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

4.5.	Tax Withholding. To the extent required by applicable law, the Borrower and/or the Guarantor may withhold or deduct from any payment to the Noteholder due hereunder and remit to the appropriate governmental authorities such taxes, including United States federal backup withholding taxes and withholding taxes, as are required to be so withheld or deducted, unless the Noteholder shall have timely furnished to the Borrower such properly completed and executed form or other document prescribed by applicable law as a basis for claiming exemption from, or reduction in, such withholding taxes.

5.	Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

5.1.	Failure to Pay. The Borrower shall fail to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due and such failure shall continue for five (5) Working Days after written notice to the Borrower.

5.2.	Bankruptcy.

(a)

the Borrower shall commence any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment,

Execution copy

winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors;

(b)	there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in Paragraph 5.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c)	there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)	the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Paragraph 5.2(a), Paragraph 5.2(b) or Paragraph 5.2(c) above; or

(e)	the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

5.3.	Cross-default. Any of the Borrower, the Purchaser or G-III Apparel Group, Ltd. breaches (i) any of its representations or warranties contained in the Share Purchase Agreement, including the Appendices or Annexes thereto, or (ii) any covenant, agreement and/or obligation to be performed pursuant to or in connection with the Share Purchase Agreement, including the Appendices or Annexes thereto.

6.	Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable Law; provided, however that, if an Event of Default described in Paragraph 5.2(a) or Paragraph 5.2(b) shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

7.

Borrower’s Right of Set-Off. If the Seller is due to pay to the Borrower any amount pursuant to Article 8.4.2 of the Share Purchase Agreement (the “Payment”), then the Borrower is hereby authorized at any time and from time

Execution copy

to time, to the fullest extent permitted by Law and provided that the Share Purchase Agreement does not limit the set-off, and without prior notice to the Noteholder, other than as required by the Share Purchase Agreement, any such notice being expressly waived by the Noteholder, to set off and appropriate and apply any and all amounts payable pursuant to this Note to or for the credit or the account of the Borrower against any and all amounts payable by the Noteholder in respect of any such Payment; provided that the Borrower shall provide promptly to the Noteholder a statement describing the amount of the Payment as to which it exercised such right of set-off. No interest shall be accrued or be payable on the set-off amount from and after the date of set-off. The rights of the Borrower under this Paragraph 7 are in addition to other rights and remedies that the Borrower may have. The preceding provisions of this Paragraph 7 shall cease to be effective upon the termination of the Licensing Agreement and the satisfaction of any Payment that the Seller is due to pay to the Borrower pursuant to Article 8.4.2 of the Share Purchase Agreement, whereupon the Borrower shall not have any right whatsoever to set off and appropriate and apply any amount payable pursuant to this Note to or for the credit or the account of the Borrower against any amount payable by the Noteholder.

8.	Miscellaneous.

8.1.	Notices.

(a)	All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

VBQ ACQUISITION B.V.

c/o Vilebrequin International SA

Chemin du Pavillon 5

1218 Le Grand-Saconnex (GE)

Switzerland

With a copy to:

G-III APPAREL GROUP, LTD.

512 Seventh Avenue

New York, NY 10018

Attn: Wayne S. Miller

Telephone: (212) 403-0507

Execution copy

Facsimile: (212) 719-0921

E-mail: wmiller@g-iii.com

and

FULBRIGHT & JAWORSKI L.L.P.

666 Fifth Avenue

New York, NY 10103

Attn: Neil Gold, Esq.

Telephone: (212) 318-3022

Facsimile: (212) 318-3400

E-mail: ngold@fulbright.com

(ii) If to the Noteholder:

FASHION FUND I B.V.

Leidseweg 219, 2253 AE

Voorschoten, the Netherlands,

Attn: Allen Pheiffer

Telephone: +31 71 561 1905

Facsimile: +31 71 561 0700

E-mail: a.pheiffer@fr2capital.com

With a copy to:

EVERSHEDS FAASEN

Wibautstraat 224

1097 DN Amsterdam

Postbus 12929

1100 AX Amsterdam

Attn: Jan ter Horst

Telephone: +31 20 5600 600

Facsimile: +31 20 5600 500

E-mail: janterhorst@eversheds.nl

(b)	Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Working Day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

Execution copy

8.2.	Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the substantive laws of Switzerland, with the exclusion of its provisions of private international law and of the provisions of the Vienna Convention on Contracts for the International Sale of Goods (CISG).

8.3.	Submission to Jurisdiction.

(a)	The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, proceeding or disputes arising out of or relating to this Note, including any non-contractual obligation arising out of this Note, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Geneva, Switzerland. The arbitral procedure shall be conducted in the English language, and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)	Nothing in this Paragraph 8.3 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

8.4.	Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Paragraph 8.3 and the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.5.	Guarantor. The Guarantor herewith declares unconditionally and irrevocably for the benefit of the Noteholder that: (i) it shall timely and duly cause to be complied with or comply with any and all of the obligations of the Borrower as contained in this Note, (ii) it accepts joint and several liability with the Borrower for the same, and (iii) it assumes all of the obligations of the Borrower as contained in this Note as its own obligations.

Execution copy

8.6.	Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note, together with applicable provisions of the Share Purchase Agreement, constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

8.7.	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns, if permitted in accordance with this Paragraph 8.7, of the Parties. This Note may not be transferred or assigned by the Noteholder without the prior written consent of the Borrower, which consent may be withheld in the Borrower’s sole discretion; provided, however, that the Noteholder may transfer or assign this Note without the consent of the Borrower after all of the Seller’s obligations pursuant to Article 8.4.2 of the Share Purchase Agreement have been satisfied. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

8.8.	Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

8.9.	Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

8.10.	Headings. The headings of the various Paragraphs and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

8.11.

No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder

Execution copy

preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.12.	Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable Law.

8.13.	Severability. If any term or provision of this Note invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

Execution copy

IN WITNESS WHEREOF, the Parties have executed this Note as of the date first above written.

VBQ ACQUISITION B.V.		VBQ ACQUISITION B.V.

By		By

Name:	B.W. de Sonnaville	Name:	Wayne S. Miller

Title:	Managing Director A	Title:	Managing Director B

G-III APPAREL GROUP, LTD.

By

Name:	Wayne S. Miller

Title:	Chief Operating Officer

FASHION FUND I B.V.

By

By:	FR2 Capital B.V.

Title:	Managing Director

On behalf of FR2 Capital B.V.:

By:	KRC Capital B.V.

Title:	Managing Director

On behalf of KRC Capital B.V.:

By:	Kul Rattan Chadha

Title:	Managing Director

Execution copy

APPENDIX 3.3 – EARNOUT PROVISIONS

In relation to the Earnout, the following provisions shall apply.

1.	The Earnout shall be up to an aggregate of twenty million (20,000,000) Euros, with the exception of the second additional bonus pursuant to Paragraph 5b hereof.

2.	The Earnout shall be payable in installments to the Seller four (4) months after the end of each of the financial years of the Company ending at 31 December 2013, 31 December 2014, and 31 December 2015 respectively (collectively the “Relevant Years”).

3.	If the EBITDA of the Vilebrequin Group shall exceed the thresholds as mentioned below (the “Thresholds”), subject to the Purchaser’s setoff right set forth in Article 8.4.2, 50% of the excess beyond each of the Thresholds shall be payable to the Seller.

4.	The Thresholds for the Relevant Years are as follows:

a.	2013: nine million (9,000,000) Euros;

b.	2014: ten million (10,000,000) Euros;

c.	2015: eleven million (11,000,000) Euros.

5.	In addition, if the EBITDA of the Vilebrequin Group in the financial year ending at 31 December 2015 achieves twelve million (12,000,000) Euros or more (the excess above twelve million (12,000,000) Euros, being the “2015 EBITDA Excess”), subject to the Purchaser’s setoff right set forth in Article 8.4.2:

a.	an additional bonus of two million five hundred thousand (2,500,000) Euros shall be payable to the Seller; and

b.	a second additional bonus up to a maximum of two million five hundred thousand (2,500,000) Euros shall be payable to the Seller, whereby the second additional bonus shall be equal to two million five hundred thousand (2,500,000) Euros multiplied by a fraction, the numerator of which is the 2015 EBITDA Excess and the denominator of which is twelve million (12,000,000) Euros.

6.	The relevant part of the Earnout shall be payable to the Seller:

a.	no later than 30 April 2014, for the financial year 2013;

b.	no later than 30 April 2015, for the financial year 2014;

c.	no later than 30 April 2016, for the financial year 2015,

each such date being the “Due Date”.

Execution copy

7.	Neither the Purchaser nor the Guarantor shall take any action or enter into any agreement which has a negative impact on the EBITDA of the Vilebrequin Group in the Relevant Years to the extent such action is taken or agreement is entered into in bad faith in order to cause a negative impact on the EBITDA.

8.	If during one or more of the Relevant Years the Vilebrequin Group, or part thereof, is not being maintained and operated as a separate group under the Purchaser and Guarantor or is being sold or merged with another company (save for any internal reorganizations provided that such reorganization does not and will not have a negative impact on the EBITDA of the of the Vilebrequin Group in the Relevant Years) the maximum Earnout of twenty two million five hundred thousand (22,500,000) Euros, less any Earnout payment previously paid pursuant to this Appendix 3.3, shall become immediately due and payable to the Seller. The Purchaser shall have the obligation to inform the Seller forthwith of any facts or circumstances that may give rise to payment under this Paragraph 8.

9.	The Purchaser shall deliver to the Seller on or before the Due Date: (i) a certificate of the Chief Financial Officer of the Company regarding the calculation of the EBITDA and the amount of the Earnout, based on the consolidated accounts (in accordance with GAAP) of the Vilebrequin Group relating to the Relevant Year, and (ii) a wire transfer to a bank account designated by the Seller in writing in the amount of any Earnout payment.

10.

The Seller and its duly authorized representatives shall have the right, during regular business hours, to inspect and/or audit the books of accounts and records of the Vilebrequin Group used by the Purchaser in determining the amount of any Earnout payment. As soon as reasonably practicable, but in any event within sixty (60) days of delivery by the Purchaser to the Seller of the documents referred to in Paragraph 9, the Seller shall inform the Purchaser in writing that the Accounting is acceptable or object to the Accounting, setting forth a specific description of the Seller’s objection. If the Seller does not respond within such sixty (60) day period, the Seller will be deemed to have accepted the Certificate. If the Purchaser does not agree with the Seller’s objections or such objections are not resolved on a mutually agreeable basis within thirty (30) days of the Purchaser’s receipt of the Seller’s objections, any such disagreements shall be promptly submitted to Independent Accountants. The Independent Accountants shall resolve such dispute within thirty (30) days after submission of the dispute by the Seller and the Purchaser. The decision of the Independent Accountants shall be final and binding upon the Parties. If the Independent Accountants shall determine that the Purchaser understated EBITDA of the Vilebrequin Group, the Purchaser shall promptly pay to the Seller the amount of any deficiency in the

Execution copy

applicable Earnout payment in accordance with Paragraph 9. Interest shall be payable, in accordance with Article 4.2.8, on any deficiency amount not paid by the Purchaser as of the relevant Due Date. The fees, costs and expenses of the Independent Accountants shall be borne by the Parties in accordance with Article 4.2.6.

*****

Execution copy

APPENDIX 4.1.1 – TARGET WORKING CAPITAL OVERVIEW

Execution copy

APPENDIX 5.2 – PAYMENT INSTRUCTIONS LETTER

Execution copy

APPENDIX 5.3 – CLOSING AGENDA

1.	Closing Obligations

Closing deliverables

1.1	At Closing, the Seller shall have delivered or shall deliver or make available to the Purchaser:

1.1.1	evidence that the Seller is authorized to sign this Agreement;

1.1.2	evidence that the Seller owns the Shares (including evidence of the consolidation of title to all outstanding Shares of the Company previously held by third Persons, including external foundations and employees, in the Seller);

1.1.3	evidence of the satisfaction and discharge of the earnout obligation with respect to the purchase of 30% of the share capital of Sole S.r.l., together with a certified copy of the deed of transfer with signatures certified by an Italian Notary Public, evidence of the filing of the deed of transfer with the competent companies register, and a certified abstract of the shareholders’ book of Sole S.r.l., if existent, attesting to the transfer of Sole S.r.l. shares from Mr. Agostini and Mr. Pirinelli to TRB International S.A.;

1.1.4	a board resolution of the board of directors of the Company, approving the transfer of the Shares from the Seller to the Purchaser;

1.1.5	the share register of the Company in which the Purchaser will be registered as the owner of the Shares purchased pursuant to Article 2 of this Agreement;

1.1.6	the resignation letters of Messrs. Allen Pheiffer and Ashish Sensarma from any corporate mandate in, and/or employment Contract with, the Company and/or the Subsidiaries, and in particular the resignation letter as board member (“administrateur”) of the Company;

1.1.7	in each case where the information is not otherwise already in the possession or under the control of the Company at Closing, such other books and records in the possession or under the control of the Seller;

1.1.8	a non-compete and non-solicitation agreement, in the form attached hereto as Annex 1.1.8, duly executed by each of Allen Pheiffer and Nicolaas Peter van Lookeren Campagne;

Execution copy

1.1.9	evidence of the amount of cash held by the Company as of the Effective Date and as of the Closing (which amount shall, in each case, be at least 2 million Euros);

1.1.10	the original stock certificates evidencing ownership by (i) the Company of all of the issued and outstanding capital stock of T.R.B. International SA, and (ii) T.R.B. International SA of all of the issued and outstanding capital stock of Riviera Sun, Inc.;

1.1.11	such Required Consents as are referred to in Annex 5.3 to Appendix 7.1;

1.1.12	a statement of the Chief Financial Officer of the Company that since June 30, 2012, no cash of the Group Companies has been applied to (i) reduce the principal amount of any Debt of the Group Companies, (ii) make interest payments in respect of any Debt of the Group Companies, or (iii) pay any bank fees in relation to any Debt of the Group Companies;

1.1.13	the Payment Instructions Letter, in the form attached hereto as Appendix 5.2, duly executed by the Seller; and

1.1.14	evidence of the completion of the buyout of the 30% minority interest in the share capital of Tropezina by T.R.B. International SA, the termination of the Tropezina shareholders agreement and the ownership of all of the issued and outstanding share capital of Tropezina by T.R.B. International SA.

All actions taken and all certificates or other documents delivered by the Seller in connection with the Closing shall be reasonably satisfactory in form and substance to the Purchaser.

1.2	At Closing, the Purchaser shall have delivered or shall deliver or make available to the Seller:

1.2.1	evidence that the Purchaser and the Guarantor are authorized to sign this Agreement;

1.2.2	the Payment Instructions Letter, in the form attached hereto as Appendix 5.2, duly executed by the Purchaser;

1.2.3	the Closing Consideration and a fixed amount of two (2) million Euros in respect of all cash held by the Company as of the Closing as stipulated in Article 3.2.2, in accordance with the Payment Instructions Letter; and

1.2.4	Note A and Note B.

Execution copy

All actions taken and all certificates or other documents delivered by the Purchaser in connection with the Closing shall be reasonably satisfactory in form and substance to the Seller.

1.3	At Closing, the Guarantor shall have delivered or shall deliver or make available to the Seller:

1.3.1	a secretary’s certificate of the Guarantor certifying as to the officers of the Guarantor, including Wayne S. Miller, who are authorized to sign this Agreement on behalf of the Guarantor.

All actions taken and all certificates or other documents delivered by the Guarantor in connection with the Closing shall be reasonably satisfactory in form and substance to the Seller.

General transfer obligations

1.4	At Closing, the Seller and the Purchaser shall take all such steps as are required to transfer the Shares from the Seller to the Purchaser.

2.	Closing Events

At the Closing Date, the following actions shall be performed in the sequence of order as set out below.

2.1	Upon receipt by the Seller of the Closing Consideration as provided for in Article 3.2.1 and the cash payment as provided for in Article 3.2.2:

2.1.1	NIBC shall assign to the Seller all Debt owed by the Group Companies to NIBC as at the Closing Date (“NIBC Debt”), including a release statement from NIBC relating to (i) the payoff in full of the NIBC Debt so assigned as well as (ii) all Encumbrances associated with the NIBC Debt, all in accordance with the agreed draft attached hereto as Annex 2.1.1 to this Appendix 5.3;

2.1.2	VLBVL shall assign to the Seller all Debt owed by the Group Companies to VLBVL as at the Closing Date (“VLBVL Debt”), including a release statement from VLBVL relating to (i) the payoff in full of the VLBVL Debt so assigned as well as (ii) all Encumbrances, if any, associated with the VLBVL Debt, all in accordance with the agreed draft attached hereto as Annex 2.1.2 to this Appendix 5.3;

2.1.3	the Seller shall assign to the Purchaser the Seller Debt, including a release statement from the Seller relating to (i) the payoff in full of the Seller Debt so assigned as well as (ii) all Encumbrances, if any, associated with the Seller Debt, all in accordance with the agreed draft attached hereto as Annex 2.1.3 to this Appendix 5.3;

Execution copy

2.1.4	the Seller shall deliver, and/or procure the delivery, to the Purchaser of the certificate representing the Shares, duly endorsed in a manner legally sufficient, under applicable law, to transfer to the Purchaser good and marketable title to the Shares; and

2.1.5	the Company shall register the transfer of Shares from the Seller to the Purchaser into the share register of the Company and the Seller shall provide the Purchaser with a copy of the shareholders’ ledger of the Company, reflecting the Purchaser as the new shareholder of the Company with respect to the Shares.

2.2	The resignation letters referred to in Paragraph 1.1.6 shall be signed.

2.3	Purchaser shall proceed to the necessary filings with the commercial registry in order to have cancelled in the registry all board members post Closing. The Purchaser, in its capacity of sole shareholder of the Company, shall adopt a shareholders’ resolution, pursuant to which (i) the resignation of Messrs. Allen Pheiffer and Ashish Sensarma as board member (“administrateur”) of the Company shall be acknowledged, and (ii) Roland Herlory, Morris Goldfarb, Wayne Miller, Neal Nackman, Jeffrey Goldfarb and Agnès-Sarah Espinasse shall be appointed as board members of the Company.

2.4	The Parties will sign all documents that are reasonably necessary for the completion and implementation of the Transaction and the provisions of this Agreement and in addition, the Parties will perform all that in connection therewith may reasonably be required from them on and following the Closing Date for that purpose.

3.	Post-Closing Events

The Purchaser shall procure that the Group Companies, to the extent necessary or useful, co-operate in making any and all notifications or filings to relevant Persons in connection with the Seller’s obligation to secure the release of Encumbrances as stipulated in the deeds of assignment referred to in Paragraphs 2.1.1, 2.1.2 and 2.1.3 of this Appendix 5.3.

Execution copy

ANNEX 1.1.8 TO APPENDIX 5.3 – FORM OF NON-COMPETE AND NON-SOLICITATION AGREEMENT

Execution copy

ANNEX 2.1.1. TO APPENDIX 5.3 – ASSIGNMENT OF NIBC DEBT

Execution copy

ANNEX 2.1.2 TO APPENDIX 5.3 – ASSIGNMENT OF VLBVL DEBT

Execution copy

ANNEX 2.1.3 TO APPENDIX 5.3 – ASSIGNMENT OF SELLER DEBT

Execution copy

APPENDIX 6.2 – GUARANTOR’S WARRANTIES

1.	Powers and obligations of the Guarantor

1.1	The Guarantor validly exists and is a legal entity duly incorporated, registered and in good standing under the Law of (i) its jurisdiction of incorporation, or (ii) the place where its actual registered office is situated, as the case may be.

1.2	The Guarantor has the legal right, power and authority and has, on or prior to the Closing Date, taken all corporate action necessary to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and any documents to be executed by the Guarantor under this Agreement.

1.3	This Agreement constitutes, and the other documents to be executed by the Guarantor which are to be delivered at Closing will, when executed, constitute legal, valid and binding obligations of the Guarantor enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.	Consents

2.1	No consent, approval, waiver or authorization is required to be obtained by the Guarantor, from, and no notice or filing is required to be given by the Guarantor to or made by the Guarantor with, any Governmental Authority in connection with (i) the execution and performance by the Guarantor of this Agreement and (ii) the consummation of the Transaction, other than (a) filings required to be made by the Guarantor to comply with its disclosure requirements under the rules and regulations of the SEC and (b) in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice of filing would not, individually or in the aggregate, be reasonably expected to materially impair or delay the Guarantor’s ability to perform its obligations hereunder.

3.	Non-contravention

3.1	The execution and performance by the Guarantor of this Agreement and the consummation of the Transaction do not and will not (i) violate any provision of the charter, articles of association or other organizational documents of the Guarantor and (ii) violate or result in a breach of or constitute a default under any Law, order, decree or other restriction of any Governmental Authority to which the Guarantor is subject, other than in the case of clause (ii) any violation, breach or default which would not impair or delay the Guarantor’s ability to perform its obligations hereunder.

Execution copy

APPENDIX 7.1 – SELLER’S WARRANTIES

1.	Powers and obligations of the Seller

1.1	The Seller validly exists and is a legal entity duly incorporated, registered and in good standing under the Law of (i) its jurisdiction of incorporation, or (ii) the place where its actual registered office is situated, as the case may be.

1.2	The Seller has the legal right, power and authority and has taken, on or prior to the Closing Date, all corporate action necessary to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and any documents to be executed by the Seller under this Agreement.

1.3	This Agreement constitutes, and the other documents to be executed by the Seller which are to be delivered at Closing will, when executed, constitute legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

1.4	The execution and performance by the Seller of this Agreement and the consummation of the Transaction do not and will not (i) violate any provision of the charter, articles of association or other organizational documents of the Seller and (ii) violate or result in a breach of or constitute a default under any Law, order, decree or other restriction of any Governmental Authority to which the Seller is subject.

1.5	The Seller is qualified to do business in, and in good standing under the Laws of, each jurisdiction in which it is required to be so qualified.

2.	Corporate

Group Companies

2.1	Each of the Group Companies validly exists and is a legal entity with limited liability duly organized, registered and in good standing under the Law of (i) its jurisdiction of incorporation, or (ii) the place where its actual registered office is situated, as the case may be.

2.2	Each of the Group Companies has full corporate or similar power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

Execution copy

2.3	None of the Group Companies has been dissolved, declared bankrupt, granted suspension of payments or lost in any other way its right to dispose of its property in any country.

2.4	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company in any country. Points Cardineaux is an inactive Subsidiary with no operations or assets.

2.5	So far as the Seller is aware, no steps have been taken to enforce any security or security right over any assets of any Group Company, and no event has occurred to give the right to enforce such security in any country.

2.6	Each of the Group Companies is entered in all registers required by Law in any country and the data registered are correct and complete.

2.7	Annex 2.7 gives a correct and complete overview of the corporate structure of the Group Companies.

2.8	Each Group Company is qualified to do business in, and in good standing under the Laws of, each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such qualification necessary.

The Shares and the Subsidiary Shares

2.9	The Seller is the sole legal and beneficial owner of the Shares and has valid ownership of the Shares, free and clear of all Encumbrances.

2.10	Annex 2.10 identifies each Subsidiary and all of its issued and outstanding share capital. The Company is the sole legal and beneficial owner of the Subsidiary Shares and has valid ownership of the Subsidiary Shares.

2.11	The Shares constitute the entire issued capital of the Company. The Subsidiary Shares constitute the entire issued share capital of each Subsidiary. The Shares and all issued Subsidiary Shares have been properly and validly issued and are each fully paid up.

2.12	In respect of the Shares and the Subsidiary Shares, no Person (other than the Purchaser under this Agreement) has the right, or has claimed to have the right, whether exercisable now or in the future and whether contingent or not, to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement.

Execution copy

2.13	There are no Encumbrances on any of the shares of any Group Company other than the rights of the Purchaser under this Agreement in respect of the Shares.

2.14	Except for the Seller, nobody is entitled to any appropriation of profits or amount calculated on the basis of the profit or the assets of the Company.

2.15	Except for the Seller prior to the Closing, and, wherever applicable, the supervisory directors of the Group Companies, no Person has control over any of the Group Companies.

2.16	None of the Group Companies owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person other than another Group Company.

Constitutional documents, corporate registers and minute books

2.17	True, correct and complete copies of the constitutional documents of each of the Group Companies have been made available to the Purchaser in the Data Room. There have not been any breaches by any Group Company of its constitutional documents.

2.18	True, correct and complete copies of the minute books of each of the Group Companies have been made available to the Purchaser in the Data Room, and such copies of the minute books of each of the Group Companies contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of each Group Company, and reflect all transactions referred to in such minutes accurately in all material respects.

Financial statements

2.19	The Accounts (attached in Annex 2.19) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Accounts are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates thereof and the results of operations of the Company for the periods therein indicated.

2.20

During the period covered by the Accounts, the Company has conducted no business other than its current business. All liabilities and obligations of the Company, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Accounts have been disclosed in the balance sheet included in the Accounts, or in notes thereto, to the extent such liabilities were required, under GAAP, to be so disclosed. The liabilities on the balance sheet included

Execution copy

in the Accounts consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of business to Persons that are not Affiliates of the Company, except as disclosed in the notes thereto. The consolidated profit and loss statements included in the Accounts do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business.

2.21	All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices, in each case with Persons other than Affiliates, are not subject to valid defences, setoffs or counterclaims, except in the ordinary course of business consistent with past practice, are current in all material respects and are collectible in accordance with their terms at their recorded amounts (by use of the Company’s normal collection methods without resort to litigation or reference to a collection agency), subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Accounts in accordance with GAAP. The Company has performed all obligations with respect thereto which it was obligated to perform to the date hereof.

2.22	Annex 2.22 sets forth as at the Closing Date (i) all Debt of the Group Companies, (ii) all bank accounts, and (iii) all security deposits, of the Group Companies. Since June 30, 2012, no cash of the Group Companies has been applied to (i) reduce the principal amount of any Debt of the Group Companies, (ii) make interest payments in respect of any Debt of the Group Companies, or (iii) pay any bank fees in relation to any Debt of the Group Companies.

2.23	The Company has records and has established and maintains in accordance with Swiss requirements a system of internal accounting and other controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of internal accounting and other controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

Execution copy

2.24	Interim Accounts 2012. The Interim Accounts 2012 (attached in Annex 2.24) are based on the books and records of the Company and have been prepared in accordance with GAAP, applied on a consistent basis with the Accounts, subject to (i) the absence of notes, (ii) normal and recurring year-end adjustments not having been taken into account on a quarterly basis, (iii) no physical inventory counts, (iv) no verification of debtors, (v) no calculations on taxes or deferred taxes, (vi) no provisions on annual bonuses, (vii) no full accruals or calculations of royalties received, (viii) a less exhaustive closing check list and (ix) not being audited.

Based on and subject to the above Paragraph:

2.24.1	The Interim Accounts 2012 fairly present the financial condition of the Company as of its respective date and the results of operations of the Company for the period therein indicated;

2.24.2	During the period covered by the Interim Accounts 2012, the Company has conducted no business other than its current business. All liabilities and obligations of the Company, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Interim Accounts 2012 have been disclosed in the balance sheet included in the Interim Accounts 2012, to the extent such liabilities were required, under GAAP, to be so disclosed. The liabilities on the balance sheet included in the Interim Accounts 2012 consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of business to Persons that are not Affiliates of the Company. The consolidated profit and loss statements included in the Interim Accounts 2012 do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business;

2.24.3

All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices, in each case with Persons other than Affiliates, are not subject to valid defences, setoffs or counterclaims, except in the ordinary course of business consistent with past practice, are current in all material respects and are collectible in accordance with their terms at their recorded amounts (by use of the Company’s normal collection methods without resort to litigation or reference to a collection agency), subject only to the reserve for bad debts set forth on the

Execution copy

face of the balance sheet included in the Interim Accounts 2012, as applicable, in accordance with GAAP. The Company has performed all obligations with respect thereto which it was obligated to perform to the date hereof.

2.25	Annex 2.25 sets forth the inventory of the Group Companies as at 31 May 2012, by category of inventory and where relevant or applicable by product line, season, quantity and related units and cost.

3.	Intellectual Property

3.1	Annex 3.1 sets forth a list of all registered or applied for intellectual property rights that relate to the Operations (being trademarks and domain names) as at Closing throughout the world (“Intellectual Property”). Each such registration or application identified in Annex 3.1 is legally owned by the identified owner within the Group Companies, has been maintained effective by all requisite filings, renewals and payments, and remains in full force and effect. Except as indicated therein, none of the Intellectual Property identified in Annex 3.1 has been abandoned or cancelled.

3.2	The identified owner in Annex 3.1 within the Group Companies (i) is the sole owner of all rights, title and interest in and to the Intellectual Property, free and clear of any Encumbrances; (ii) has not granted, and no one has received any license, option or other rights in or to such Intellectual Property; (iii) has not received any license, option or other rights in or to such Intellectual Property from another; (iv) is not a party to any co-existence, consent, settlement or similar agreements, limiting or modifying the rights of the Group Companies in such Intellectual Property; and (v) has not brought any Action, nor provided notice, that anyone is infringing such Intellectual Property.

3.3	So far as the Seller is aware, the Intellectual Property and all pending applications are not being infringed, diluted, opposed or otherwise challenged by any person and no one intends, so far as the Seller is aware, to infringe, dilute, oppose or otherwise challenge, such Intellectual Property.

3.4	So far as the Seller is aware, no notifications have been received that the Intellectual Property or the processes used and the products manufactured or sold in the Operations infringe, dilute or otherwise challenge any Intellectual Property Rights of any third party and neither the Seller nor Group Companies are infringing, diluting, or otherwise challenging any Intellectual Property Rights of others.

3.5

The Group Companies have in place commercially reasonable measures, consistent with industry standards (including entering into appropriate confidentiality, nondisclosure, and non-compete agreements), to reasonably

Execution copy

safeguard and maintain the secrecy and confidentiality of the trade secrets included in its Intellectual Property. So far as the Seller is aware, there have been no material breaches of such confidentiality, nondisclosure, or non-compete agreements by any party thereto.

3.6	The Seller’s and Group Companies’ use and dissemination of any and all data and information in connection with use of its web sites by users is in compliance with all applicable privacy policies, terms of use and Laws. The transactions contemplated hereunder will not violate the Seller’s or Group Companies’ policies or terms of use, or Laws relating to the use, dissemination or transfer of such data or information.

4.	Taxes

4.1	Each of the Group Companies has properly prepared and duly and timely filed with the appropriate Tax Authority (taking into account any validly and timely secured extensions) each Tax Return which it has been required to file in each jurisdiction in which any such Tax Return has been required to be filed. Each such Tax Return has been prepared in compliance with all applicable Laws and, at the time of its filing, was accurate, complete and correct. The Data Room contains correct and complete copies of all Tax Returns of each of the Group Companies for Tax periods ending on or after December 31, 2007, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Group Companies issued since January 1, 2008. None of the Group Companies currently is the beneficiary of any extension of time to file any Tax Return which has not been filed.

4.2	All Taxes which have been payable by or on behalf of each of the Group Companies, regardless of whether shown on a Tax Return, have been fully and timely remitted to the appropriate Tax Authority. Any reserves or accruals for Taxes provided in the Accounts (excluding any deferred Taxes attributable to timing differences) with respect to any period for which one or more Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established in accordance with GAAP and are, and prior to the Closing Date will be, sufficient to satisfy all unpaid Tax liabilities of the Group Companies through and including the Closing Date (including, without limitation, any Taxes of the Group Companies resulting from the Transaction).

4.3

Each of the Group Companies has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authorities all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

Execution copy

The Data Room contains correct and complete copies of all documents establishing the right of any recipient to any exemption or reduction from withholding Taxes otherwise required to have been withheld and paid by any Group Company to the Tax Authority in any jurisdiction.

4.4	There are no Encumbrances for Taxes on the assets of any Group Company, except Encumbrances for Taxes not yet due and payable.

4.5	No Tax Return concerning or relating to any of the Group Companies or with respect to any Group Company’s income, operations, assets or activities for any Tax period or portion thereof has been audited or examined by a Tax Authority. There is no Tax Proceeding currently in progress, pending or threatened in writing against or with respect to any of the Group Companies. No claim has been made by a Tax Authority in a jurisdiction where Tax Returns concerning or relating to any Group Company or with respect to any Group Company’s income, operations, assets or activities have not been filed that such Group Company is or may be subject to Tax in that jurisdiction.

4.6	No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) of any Group Company is currently in effect between such Group Company and any Tax Authority.

4.7	None of the Group Companies has requested or received any ruling from any Tax Authority, or signed any binding agreement (including any advance pricing agreement) with any Tax Authority, that would impact the amount of any Group Company’s, the Purchaser’s or any Purchaser Affiliate’s liability for Taxes after the Closing Date.

4.8	None of the Group Companies is a party to, bound by or has any obligation under, any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement.

4.9	No Group Company has granted to any Person a power of attorney relating to Taxes and which is currently in force.

4.10	None of the Group Companies has been a party to any transaction or series of transactions which is, or forms part of, a scheme for the avoidance of Tax and has been undertaken other than in the ordinary course of such Group Company’s business operations, including, without limitation, intercompany transactions, transactions that might qualify as constructive dividends and transactions with any of its shareholders, directors, employees or related parties.

Execution copy

4.11	None of the Group Companies is a party to any joint venture, partnership, limited liability company or other Contract that could be treated as a partnership for United States federal income Tax purposes.

4.12	Save for the Transaction, none of the Group Companies has been a party to any transaction(s) that would limit the deductibility for income Tax purposes of any Group Company’s net operating losses.

4.13	With respect to each of the U.S. Group Companies:

4.13.1	Neither such U.S. Group Company nor any Person on behalf of such U.S. Group Company (1) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by such U.S. Group Company, has any knowledge that a Tax Authority has proposed any such adjustment or change in accounting method, or has any application pending with any Tax Authority requesting permission to change any accounting method that relates to the business or operations of such U.S. Group Company, or (2) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to Taxes of such U.S. Group Company.

4.13.2	Such U.S. Group Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction or prepayment received on or prior to the Closing Date.

4.13.3	Such U.S. Group Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which has been another U.S. Group Company) or filed or been included in a combined, consolidated or unitary income Tax Return with another Person (other than another U.S. Group Company). Such U.S. Group Company is not liable for the Taxes of any Person other than another U.S. Group Company under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by Contract or otherwise.

4.13.4	Such U.S. Group Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction to which Section 355 or 361 of the Code, in whole or in part, is applicable.

Execution copy

4.13.5	Such U.S. Group Company has properly disclosed on its Tax Returns all material positions taken therein that, if not so disclosed, reasonably could be expected to subject such U.S. Group Company to the imposition of the penalty under Section 6662 of the Code applicable to a substantial understatement of United States federal income Tax. Such U.S. Group Company has not been a party to any “listed transaction,” within the meaning of Section 6707A of the Code or Treas. Reg. §1.6011-4(b)(2) and the corresponding provisions of any applicable state or local income Tax Laws, and such U.S. Group Company has complied fully with the reporting and recordkeeping requirements of Section 6038A of the Code applicable to certain foreign-owned companies and transactions with related parties.

4.13.6	Such U.S. Group Company has never elected, or had an election made with respect to it, to be treated as an “S corporation” or “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code.

4.13.7	Such U.S. Group Company is not a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law) or any amount not deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law).

4.13.8	None of the assets of such U.S. Group Company is (1) required to be, or is being, depreciated under the alternative depreciation system of Section 168(g)(2) of the Code, (2) subject to Section 168(f) of the Code, or (3) property that the Purchaser or any of its Affiliates will be required to treat as “tax exempt use property” within the meaning of Section 168(h)(1) of the Code.

4.13.9	Such U.S. Group Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

4.13.10	Such U.S. Group Company is not a party to any agreement or arrangement subject to Section 409A of the Code.

4.13.11	None of the indebtedness of such U.S. Group Company constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code, or (ii) an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

Execution copy

4.13.12	All reports of Foreign Bank and Financial Accounts on Form TD F 90-22.1 (“FBARs”) that such U.S. Group Company has been required to file have been properly prepared and timely filed. Such U.S. Group Company is not and will not be subject to any penalty or other liability by reason of its failure to have properly prepared and timely filed any FBAR that was required to be filed for any period ending on or prior to the Closing Date.

4.13.13	Such U.S. Group Company has not issued any tax-exempt financings to acquire or lease assets.

4.14	The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

5.	Real Estate

5.1	Annex 5.1 identifies each parcel of real property leased or subleased by the Group Companies or otherwise used in connection with the Operations (the “Leased Real Property”). The Leased Real Property constitutes all of the real property occupied or operated by the Group Companies in connection with the Operations. True, complete and correct copies of the Real Property Leases (as hereinafter defined) and all amendments thereto have been made available to the Purchaser in the Data Room. No lease or sublease with respect to the Leased Real Property (the “Real Property Leases”) is subject to any Encumbrance. Subject to the terms of the respective Real Property Leases, each of the Group Companies has a valid and subsisting leasehold or subleasehold estate in each Leased Real Property and each of the Real Property Leases are in full force and effect. There are no persons, entities, firms or corporations presently in possession of the Leased Real Property other than the Group Companies, and no other person or entity has any right to such possession. Each Group Companies’ occupation, possession and use of the Leased Real Property is in accordance with the terms and conditions of the Real Property Leases and has not been disturbed and no claim has been asserted or threatened adverse to the rights of any of the Group Companies to the continued occupation, possession and use of any of the Leased Real Property. Each of the Group Companies is in compliance in all material respects with the terms of the Real Property Leases to which it is a party. No conditions exist which, with the giving of notice, lapse of time or both would constitute a default or breach under the Real Property Leases; and none of the Group Companies has received a written notice of default from any landlord or given a written notice of default to any landlord, which remains uncured.

Execution copy

5.2	All landlord consents, to the extent required, for the merger of the respective tenants under the Real Property Leases into Riviera Sun, Inc. have been obtained.

5.3	Annex 5.3 contains a list of Required Consents (being such consents as are required by or from any landlord under any of the Real Property Leases arising out of or relating to this transaction) and all such Required Consents have been disclosed in the Data Room. No other Required Consents are required for purposes of this transaction.

5.4	All buildings, structures, improvements and facilities included within the Leased Real Property, including, but not limited to, the roofs and structural elements thereof, and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the “Improvements”) are, in all material respects, in good operating condition and repair, reasonable wear and tear not caused by neglect or negligence excepted. There are no unsatisfied requests for any material repairs, restorations or improvements to the Leased Real Property and Improvements from any Governmental Authority; there are no ongoing material repairs to the Leased Real Property and/or Improvements being made by or on behalf of any of the Group Companies, and all material repairs for which payment is due have been paid. No portion of the Leased Real Property has suffered any material damage by fire or other casualty which heretofore has not been repaired and restored.

5.5	To the knowledge of the Seller, the use of the Leased Real Property and Improvements is in compliance with all applicable Law, writs, injunctions, awards and restrictions, including, without limitation, all Law relating to the construction and safety of the Improvements and access thereto by the handicapped of every Governmental Authority having jurisdiction (“Real Property Laws”). Neither Seller nor any of the Group Companies has received any written notice of any uncured violation of or pending investigation regarding any Real Property Laws.

5.6	All licenses, permits, certificates (including, without limitation, certificates of occupancy), easements and rights of way required for the use and operation of the Leased Real Property as currently used and to ensure vehicular and pedestrian ingress and egress have been obtained. Each of the Group Companies’ use of the Leased Real Property and the operation of its business as currently conducted thereon and the Operations is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from a Governmental Authority.

Execution copy

5.7	All of the Leased Real Property included in or used in connection with the Operations is in material compliance with applicable fire codes and regulations promulgated thereunder.

6.	Environmental Matters

6.1	For purposes of this Agreement:

6.1.1	“Environmental Laws” shall mean all applicable Laws relating to (i) pollution or protection of the environment; (ii) exposure of persons to toxic or hazardous substances; or (iii) employee or worker safety (to the extent related to exposure to Hazardous Materials).

6.1.2	“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

6.1.3	“Release” shall mean the spilling, leaking, discharging, injecting, emitting and/or disposing and placement of a Hazardous Material.

6.2	None of the Group Companies has received written notice that it is not in compliance with any applicable Environmental Laws and related orders of any Governmental Authority. All permits required to be obtained or filed by any of the Group Companies under all applicable Environmental Laws in connection with their operation or use of their assets or properties or the conduct of the Operations have been duly obtained or filed and are in full force and effect and will remain in full force and effect following the Closing.

6.3	There are no existing, pending or, to the knowledge of the Seller and the Group Companies, threatened legal actions or proceedings by or before any Governmental Authority directed against the Seller or any of the Group Companies that pertain or relate to (i) any obligations or liabilities, contingent or otherwise, under any applicable Environmental Law, (ii) violations of any Environmental Law or (iii) personal injury or property damage claims relating to the use, release or disposal of Hazardous Materials.

Execution copy

6.4	Neither the Seller nor any of the Group Companies has disposed or Released any Hazardous Materials on or under any asset or property currently or, to the knowledge of the Seller and the Group Companies, previously leased or owned by the Group Companies.

6.5	True, correct and complete copies of all environmental audits, assessments or other evaluations (if any) of the Leased Real Property in the possession of the Seller, in the possession of the Group Companies or of which the Seller or the Group Companies are aware have been made available to the Purchaser in the Data Room.

6.6	To the knowledge of the Seller, no facts or circumstances exist that could reasonably be expected to result in any liability with respect to the current or past business and operations of the Group Companies, or properties currently or previously leased or owned by the Group Companies, in connection with (i) any Release, transportation or disposal of any Hazardous Materials or (ii) action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

7.	Absence of Specified Events

7.1	As of 31 March 2012 until the Closing Date, except as expressly permitted in the Agreement, the Seller has caused the Group Companies to be managed only in the ordinary course of business, consistent with past practice, and has caused the Group Companies not to take any of the following actions:

7.1.1	amend the certificate of incorporation, by-laws, notice of articles, articles or other constituent or organizational document of any of the Group Companies, to the extent any such modification is not required by Law, or by the rules or regulations of any Governmental Authority or governmental order;

7.1.2	be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or other securities or interest in any corporation, partnership, association or other business organization or enter into or form any joint-venture;

7.1.3	effect any change in the capitalization of the Group Companies or alter any of the Group Companies’ outstanding capital stock or structure or declare, set aside, make or pay any dividend, or purchase or redeem any shares of the Group Companies’ capital stock or any securities of the Group Companies, or effect any recapitalization, reclassification, stock split or like change in the capitalization of any Group Company;

Execution copy

7.1.4	transfer, issue or sell any of the Group Companies’ capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than any such issuances or sales to other Group Companies) or any other securities of the Group Companies;

7.1.5	except in the ordinary course of business or in accordance with the aggregate 2012 capital expenditure budget attached in Annex 7.1.5, make or commit to any capital expenditure;

7.1.6	other than in the ordinary course of business, enter into, amend in any material respect or terminate any Contract of the Group Companies which involves or, if entered into, would involve expenses or revenues in excess of one hundred twenty-five thousand (125,000) Euros for the Group Companies, as applicable;

7.1.7	enter into a binding agreement for the hiring or dismissal of any employee of the Group Companies involving an amount in excess of one hundred thousand (100,000) Euros gross per annum (for each such binding agreement);

7.1.8	settle any action, claim or dispute against or affecting any of the Group Companies involving an amount greater than one hundred thousand (100,000) Euros;

7.1.9	amend the collective status of the employees of any of the Group Companies or grant any additional benefits, or make any change in the compensation payable, or to become payable, to any employee of the Group Companies above that budgeted or otherwise inconsistent with past practices (other than pursuant to plans, programs or agreements existing on the date hereof and which have been set forth in Paragraph 7.1.9 of the Disclosure Letter or to statutory or regulatory requirements or to health insurance plans);

7.1.10	other than in the ordinary course of business, create any Encumbrances over assets, real property or Intellectual Property Rights of the Group Companies;

7.1.11	create or incur any indebtedness not on fair market terms and in an aggregate outstanding amount of indebtedness of more than two hundred and fifty thousand (250,000) Euros;

7.1.12	fail to maintain the material assets and material properties of each Group Company in their current condition, ordinary wear and tear excepted;

Execution copy

7.1.13	fail to (A) maintain the books, accounts and records of the Group Companies in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all Contracts and other obligations applicable to the operation of the Group Companies;

7.1.14	(A) grant any increase in the compensation of officers and directors of any Group Company, (B) make any general uniform increase in the compensation of non-officer employees of any Group Company outside the ordinary course of business consistent with past practice, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant of any Group Company, (D) enter into any severance, termination, retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of the officers, directors, and/or employees of any Group Company, or (E) adopt or, except as required by applicable Law, amend any Group Company benefit plan;

7.1.15	acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;

7.1.16	except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, permit any Group Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Seller or any Affiliate of the Seller;

7.1.17	except as required by GAAP, (A) make any change in accounting methods, practices or principles or (B) accelerate any income, postpone any expense or reverse any reserve, except on a basis consistent with past practice;

7.1.18	make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment; or

Execution copy

7.1.19	agree to take or announce any of the actions set forth in the foregoing Paragraph 7.1.1 through and including Paragraph 7.1.18.

7.2	Between 31 March 2012 and the Closing Date, the Seller has procured that the Group Companies (i) maintain in force all existing insurance policies for the benefit of the Group Companies (including those for the material assets and material properties), and (ii) pay all insurance premiums as they fall due.

8.	Employee Benefits

U.S. Employees

8.1	Annex 8.1 lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, incentive (equity or otherwise), severance, retention, change in control, fringe benefit, perquisite or other compensatory agreement, policy, plan or arrangement provided or maintained by the Company, a Subsidiary or any entity which, together with the Company or a Subsidiary, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”), to, with or for the benefit of any current or former employee, director or consultant of the Company or any of its Subsidiaries who is a U.S. citizen or resident or whose employment or other service is or was in the U.S., or any of their respective dependents or beneficiaries (each, a “U.S. Plan”). With respect to each U.S. Plan, true, complete and correct copies of the governing plan document(s) and, where applicable, (1) the governing documents for the trust, insurance policy or other funding vehicle, (2) the current summary plan description and any summary of material modifications, (3) the most recent determination or opinion letter issued by the IRS, and (4) the most recent Form 5500 filing, including attachments thereto, have been made available to the Purchaser in the Data Room.

8.2	At no time has the Company or any Subsidiary or ERISA Affiliate maintained, contributed to, had or may have any obligations (direct or indirect) under or with respect to an “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, including, without limitation, a “multiemployer plan” as that term is defined in Section 3(37) of ERISA. No U.S. Plan is subject to the minimum funding requirements of Section 412 of the Code. Except as required by Section 4980B of the Code, no U.S. Plan provides post-employment group health or other welfare benefits to any current or former employee, director or consultant (or any of their dependents or beneficiaries).

8.3	Each U.S. Plan is and has been administered and operated in all material respects in compliance with its terms and the requirements of applicable law.

Execution copy

Each U.S. Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favourable determination letter or opinion letter and, to the knowledge of the Seller, no event or circumstance has occurred that could adversely affect such qualified status. There are no pending or, to the knowledge of the Seller, threatened claims, governmental audits or investigations with respect to any U.S. Plan, other than routine claims for benefits. All contributions, premium and benefit payments required to be made to, under or in connection with each U.S. Plan have been made on or before the Closing Date.

Non-U.S. Employees

8.4	Annex 8.4 lists all employee benefit plans, and all employment, bonus, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, mandatory or non-mandatory profit sharing, retiree medical, dental, vision care, disability, accident or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, employee relocation, fringe benefit, sabbatical, supplemental retirement, severance, or other benefit plans, programs or arrangements to which any Group Company is a party, with respect to which any Group Company has any obligation or which are maintained, contributed to or sponsored by any Group Company for the benefit of any current or former employee, officer or director of any Group Company who is a not a U.S. citizen or resident or whose employment or other service is or was outside of the U.S., or any of their respective dependents or beneficiaries (each, a “Foreign Plan”). With respect to each Foreign Plan, true, complete and correct copies of the governing plan document(s) have been made available to the Purchaser in the Data Room.

8.5

As regards to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been made on or before the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Accounts (to the extent required to be reflected as such in accordance with GAAP) or are offset by insurance, (iii) the Company and each Subsidiary has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in

Execution copy

compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Laws, (v) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan, and (vii) except as required by applicable Laws or the terms of any employment Contracts, no condition exists that would prevent any Group Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Accounts and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Accounts (to the extent required to be reflected as such in accordance with GAAP). Neither the Company nor any Subsidiary has ever sponsored, maintained or participated in a Foreign Plan which provides benefits on a defined benefit (including final salary) basis.

8.6	Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Foreign Plan. No action, claim or proceeding is pending or, to the knowledge of the Seller, threatened with respect to any Foreign Plan (other than claims for benefits in the ordinary course) and to the knowledge of the Seller no fact or event exists that would give rise to any such action, claim or proceeding.

8.7

Each Foreign Plan (or prototype for such Foreign Plan) intended to qualify under a favourable exemption tax and/or social contributions regime under the applicable laws and regulations has received a favourable determination, opinion, notification or advisory letter from the relevant authority with respect to each such Foreign Plan as to its qualified status, and to the Company’s knowledge no fact or event has occurred since the date of such determination, opinion, notification or advisory letter from the relevant authority to adversely affect the qualified status of any such Foreign Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable regulations in which to apply for such a letter and make any amendments necessary to obtain a favourable determination as to the qualified status of each such Foreign Plan. To the knowledge of the Seller,

Execution copy

nothing has occurred since the issuance of each such determination, opinion, notification or advisory letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Foreign Plan (or prototype for such Foreign Plan) concerned.

9.	Conflicts; Consents of Third Parties

9.1	None of the execution and delivery by the Seller of this Agreement or any of the documents to be executed and delivered by the Seller at the Closing, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, revocation, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of any Group Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of, or result in the creation of any Encumbrance in or upon any of the properties or assets of any Group Company under, (i) the constitutional documents of the Group Company; (ii) any Material Contract or Permit (except for any Permit that is not, individually or in the aggregate, material to any Group Company’s business) to which any Group Company is a party or by which it or any of its properties or assets are bound; (iii) any order of a Governmental Authority applicable to the Seller or any Group Company or any of the properties or assets of the Seller or any Group Company; or (iv) any applicable Law.

9.2	No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Seller or any Group Company (i) in connection with the execution and delivery of this Agreement or any of the documents to be executed and delivered by the Seller at the Closing or the compliance by the Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness following the Closing of any Permit or Contract of any Group Company, except for such consents the failure of which to obtain, individually or in the aggregate, would not have and would not reasonably be expected to adversely affect in any material respect, individually or in the aggregate, any Group Company’s business.

10.	No Undisclosed Liabilities

10.1	The Company has no indebtedness, obligations or liabilities of any kind (whether known or unknown and whether absolute, accrued, contingent or

Execution copy

otherwise) that (i) would have been required to be reflected in, reserved against or otherwise described on the balance sheet included in the Accounts or in the respective notes thereto in accordance with GAAP which was not adequately reflected in, reserved against or otherwise described in such balance sheet or the notes thereto or (ii) was not incurred in the ordinary course of business consistent with past practice since the Accounts Date, it being agreed that obligations and liabilities incurred in the ordinary course of business do not include any liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit.

11.	Tangible Personal Property

11.1	Annex 11.1 sets forth all leases of personal property, not being immovable property or intangible property (“Personal Property Leases”), involving annual payments relating to personal property used in the business of any Group Company or to which any Group Company is a party or by which the properties or assets of any Group Company is bound in the amount of more than fifty thousand (50,000) Euros.

11.2	The applicable Group Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the applicable Group Company has not received any written notice of default under any Personal Property Lease by such Group Company or, to the knowledge of the Seller, by any other party thereto.

11.3	The applicable Group Company has good and marketable title to all of the items of tangible personal property reflected in the balance sheet included in the Accounts or acquired after the Accounts Date (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Encumbrances. All such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

11.4	All of the items of tangible personal property used by the Group Companies under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

12.	Material Contracts

12.1	Annex 12.1 sets forth all of the following Contracts (“Material Contracts”) to which any Group Company is a party or by which it is bound:

Execution copy

12.1.1	Contracts with the Seller or any of its Affiliates or any current or former officer or director of any Group Company;

12.1.2	Contracts with any labour union or association representing any employee of any Group Company;

12.1.3	Contracts pursuant to which any Group Company is required to purchase a stated portion of its supplies from or sell a stated portion of its inventory or products to another party;

12.1.4	Contracts for the sale of any of the assets of any Group Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets;

12.1.5	joint venture agreements;

12.1.6	Contracts containing covenants of any Group Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any Group Company in any line of business or in any geographical area;

12.1.7	Contracts relating to the acquisition by any Group Company of any operating business or the capital stock of any other Person;

12.1.8	Contracts relating to the borrowing of money, or the guarantee of any obligation (third party or otherwise) for the borrowing of money;

12.1.9	any license or other Contract granting or restricting the right of any Group Company to use any Intellectual Property Rights, other than “off-the-shelf” shrink wrap software;

12.1.10	employment Contracts that may not be immediately terminated without penalty or any augmentation or acceleration of benefits;

12.1.11	Contracts with customers, suppliers, manufacturers, dealers, sales representatives, service organizations, agents, brokers, distributors, vendors, retailers and sales agencies involving total payments of more than 200,000 Euros in the aggregate or 100,000 Euros annually or require performance by any party more than one year from the date hereof;

12.1.12	Contracts involving cooperation by any Group Company with other Persons, including design agreements, consulting agreements, “shop in shop” agreements, contract manufacturing agreements, distribution agreements, licensing agreements or franchise agreements;

Execution copy

12.1.13	any other Contracts, other than Real Property Leases or Personal Property Leases, which involve the expenditure of more than 200,000 Euros in the aggregate or 100,000 Euros annually or require performance by any party more than one year from the date hereof.

12.2	True, correct and complete copies of all Material Contracts listed in Annex 12.1 have been made available to the Purchaser in the Data Room. All Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company and, to the knowledge of the Seller, the other party thereto, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Group Company has received written notice that it is in default in any material respect under any Material Contract, nor, to the knowledge of the Seller, is any other party to any Material Contract in default thereunder in any material respect. Each Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Group Company is party to any oral Material Contract.

12.3	TRB has been in compliance with the Licensing Agreement since the date of effectiveness of the Licensing Agreement and in compliance with all Laws relating thereto until the Closing Date. No event has occurred prior to the Closing Date or circumstance exists prior to the Closing Date that, with or without notice or lapse of time, would result in a breach by TRB of, or give Gilfin the right to declare a default or exercise any remedy under, or cancel, terminate or modify, the Licensing Agreement, or give any other Person the right to assert a claim against TRB in connection with the Licensing Agreement. None of the Group Companies have received from Gilfin or any other Person any notice or other written communication, regarding any actual, alleged or potential breach by TRB of the Licensing Agreement.

Execution copy

13.	Employees and Labour Relations

13.1	Annex 13.1 sets forth a true, correct and complete list of each person currently employed by any Group Company on a full-time basis with annual gross compensation in excess of fifty thousand (50,000) Euros per year paid in 2011 or expected to be paid in 2012 (the “Employees”) and with respect to each such Employee the following information: (i) the amount of salary currently being paid on a gross annualized basis or the hourly pay rate (if applicable) of such Employee, (ii) the nature and amount of any other compensation proposed to be paid during calendar year 2012, and (iii) the material terms of any employment or similar agreement with such Employee.

13.2	The Seller has complied in all material respects with all Laws relating to the employment of labour, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination, harassment, and the payment of social security and other Taxes.

13.3	There are no proceedings pending or, to the knowledge of the Seller, reasonably expected or threatened, between any Group Company, on the one hand, and any current or former employees thereof, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage.

13.4	No Group Company is a party to, or bound in any manner by, any collective bargaining Contract, or other Contract of understanding with a labour or trade union, labour organization, staff association or works council, or Governmental Authority or ministry.

13.5	The Group Companies have provided all of their employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement.

14.	Litigation

14.1	Other than as listed in Annex 14.1, there is no Action pending or, to the knowledge of the Seller, threatened against any Group Company, nor is there any order of any Governmental Authority outstanding against, or, to the knowledge of the Seller, investigation pending or threatened by any Governmental Authority involving any Group Company. All Actions have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier.

Execution copy

15.	Compliance with Laws; Permits

15.1	Each Group Company has complied in all material respects with, and no Group Company is in violation in any material respect of or has received any notices of violation with respect to any Law of any Governmental Authority applicable to its business or operations. Each Group Company has all Permits which are required for it to operate its business as presently conducted, all of which are listed in Annex 15.1. Each Group Company is in compliance in all material respects with all the terms and requirements of each Permit. No Permit is subject to revocation or forfeiture by virtue of any existing circumstances or the consummation of the transactions contemplated hereby, and there is no Action pending or, to the knowledge of the Seller, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order of any Governmental Authority or, to the knowledge of the Seller, investigation that would reasonably be likely to materially adversely affect such Permit.

16.	Restrictions on Business Activities

16.1	There is no Contract or order of any Governmental Authority binding upon any Group Company which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current or future business practice of any Group Company, any acquisition of property by any Group Company or the conduct of business by any Group Company as currently conducted or as proposed to be conducted by any Group Company.

17.	Insurance

17.1

The Group Companies carry property, liability, workers’ compensation and such other types of insurance pursuant to the insurance policies as listed and briefly described in Annex 17.1 (collectively, the “Insurance Policies” and each individually, an “Insurance Policy”). The Insurance Policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the judgment of the Group Companies, adequate to insure on commercially reasonable terms (subject to the deductibles and retention amounts as described in Annex 17.1) against risks to which the Group Companies and their employees, business, properties and other assets may be exposed in the operation of their businesses as currently conducted. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All of the Insurance Policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid and the Group Companies are otherwise in compliance in all material respects with the terms of such policies and bonds.

Execution copy

The Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, or if there are, the Group Companies have given all notices or have presented all potential or actual claims under any Insurance Policy in due and timely fashion.

17.2	Annex 17.2 sets forth a list of all claims under any Insurance Policy in excess of fifty thousand (50,000) Euros per occurrence filed by or on behalf of the Company since the Accounts Date.

18.	Suppliers

18.1	Madamar S.r.l. represents approximately eighty percent (80%) of the Group Companies’ cost of goods sold during 2011. Except for Madamar S.r.l., no other company is a supplier to any of the Group Companies that represents more than seven and a half percent (7.5%) of the Group Companies’ cost of goods sold during 2011.

18.2	Neither the Seller, nor, to the knowledge of the Seller, the Group Companies has any information which might reasonably indicate that Madamar S.r.l. (i) intends to cease purchasing from, selling to or dealing with the Group Companies, (ii) intends to alter in any material respect the amount of such sales or the extent of dealings with the Group Companies, or (iii) would alter in any material respect such sales or dealings in the event of the consummation of the Transaction.

19.	Interested Party Transactions

19.1	No Group Company is indebted to any director, officer, employee or agent of such Group Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to any Group Company.

19.2	Neither the Seller, nor Allen Pheiffer, nor Nicolaas Peter van Lookeren Campagne owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor or customer of any Group Company.

19.3	Neither the Seller, nor to the knowledge of the Seller, any officer or director of a Group Company:

Execution copy

19.3.1	owns, directly or indirectly, in whole or in part, any tangible or intangible property that any Group Company uses in the conduct of business; or

19.3.2	has any cause of action or other claim whatsoever against, or owes any amount to, any Group Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

20.	Certain Business Practices

20.1	Neither the Seller, nor any Group Company, nor, to the knowledge of the Seller, any director, officer, agent or employee of any Group Company, has in relation to the Operations (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) made any other unlawful payment.

21.	Financial Advisors

21.1	No Group Company has an obligation to pay any fee or commission or like payment to any Person who has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or any Group Company in connection with the Transaction.

22.	Representations Complete

22.1	None of the representations or warranties made by the Seller herein or in any Appendix or Annex hereto, or certificate furnished by the Seller pursuant to this Agreement or any written statement furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

23.	No Further Warranties

23.1	Except as expressly provided for in this Appendix 7.1 or elsewhere in this Agreement, the Seller makes no representations or warranties with respect to the Shares, the Company and/or the Operations.

*****

Execution copy

ANNEX 2.7 TO APPENDIX 7.1 – CORPORATE STRUCTURE GROUP COMPANIES

Execution copy

ANNEX 2.10 TO APPENDIX 7.1 – SUBSIDIARY SHARES

The Company holds (direct or indirect):

1.	all shares in the capital of TRB International SA

2.	all shares in the capital of Tropezina S.L.

3.	all shares in the capital of Points Cardinaux

4.	all shares in the capital of TRB Belgique SPRL

5.	all shares in the capital of TRB Portugal, Comércio de Vestuário, Unipessoal, Lda

6.	all shares in the capital of Sole SRL

7.	all shares in the capital of La Plage Limited

8.	all shares in the capital of Riley & Cie S.C.S.

9.	all shares in the capital of Riley S.A.

10.	all shares in the capital of Lobst SAS

11.	all shares in the capital of TRB Hong Kong LTD

12.	all shares in the capital of TRB Macao Limited

13.	all shares in the capital of Riviera Sun, Inc.

14.	all shares in the capital of TRB Mexico Comercializadora S.A. de C.V.

15.	TRB Marne La Vallee Serris (branch office)

16.	TRB Succursale France Overseas (WFR) Saint-Barthelemy (branch office)

Execution copy

ANNEX 2.19 TO APPENDIX 7.1 – ACCOUNTS

Execution copy

ANNEX 2.22 TO APPENDIX 7.1 – DEBT, BANK ACCOUNTS AND SECURITY DEPOSITS OF GROUP COMPANIES

Execution copy

ANNEX 2.24 TO APPENDIX 7.1 – INTERIM ACCOUNTS 2012

Execution copy

ANNEX 2.25 TO APPENDIX 7.1 – INVENTORY GROUP COMPANIES

Execution copy

ANNEX 3.1 TO APPENDIX 7.1 – INTELLECTUAL PROPERTY

Execution copy

ANNEX 5.1 TO APPENDIX 7.1 – LEASED REAL PROPERTY

Execution copy

ANNEX 5.3 TO APPENDIX 7.1 – LIST OF REQUIRED CONSENTS

Execution copy

ANNEX 7.1.5 TO APPENDIX 7.1 – AGGREGATE 2012 CAPITAL EXPENDITURE BUDGET

Execution copy

ANNEX 8.1 TO APPENDIX 7.1 – U.S. PLANS

Execution copy

ANNEX 8.4 TO APPENDIX 7.1 – FOREIGN PLANS

Execution copy

ANNEX 11.1 TO APPENDIX 7.1 – PERSONAL PROPERTY LEASES

Execution copy

ANNEX 12.1 TO APPENDIX 7.1 – MATERIAL CONTRACTS

Execution copy

ANNEX 13.1 TO APPENDIX 7.1 – EMPLOYEES

Execution copy

ANNEX 14.1 TO APPENDIX 7.1 – LITIGATION OVERVIEW

Execution copy

ANNEX 15.1 TO APPENDIX 7.1 – PERMITS GROUP COMPANIES

Execution copy

ANNEX 17.1 TO APPENDIX 7.1 – INSURANCE POLICIES

Execution copy

ANNEX 17.2 TO APPENDIX 7.1 – CLAIMS UNDER INSURANCE POLICIES

Execution copy

APPENDIX 7.8 – PURCHASER’S WARRANTIES

1.	Powers and obligations of the Purchaser

1.1	The Purchaser validly exists and is a legal entity duly incorporated, registered and in good standing under the Law of (i) its jurisdiction of incorporation, or (ii) the place where its actual registered office is situated, as the case may be.

1.2	The Purchaser has the legal right, power and authority and has, on or prior to the Closing Date, taken all corporate action necessary to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and any documents to be executed by the Purchaser under this Agreement.

1.3	This Agreement constitutes, and the other documents to be executed by the Purchaser which are to be delivered at Closing will, when executed, constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.	Consents

2.1	No consent, approval, waiver or authorization is required to be obtained by the Purchaser, from, and no notice or filing is required to be given by the Purchaser to or made by the Purchaser with, any Governmental Authority in connection with (i) the execution and performance by the Purchaser of this Agreement and (ii) the consummation of the Transaction, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice of filing would not, individually or in the aggregate, be reasonably expected to materially impair or delay the Purchaser’s ability to perform its obligations hereunder.

3.	Non-contravention

3.1	The execution and performance by the Purchaser of this Agreement and the consummation of the Transaction do not and will not (i) violate any provision of the charter, articles of association or other organizational documents of the Purchaser and (ii) violate or result in a breach of or constitute a default under any Law, order, decree or other restriction of any Governmental Authority to which the Purchaser is subject, other than in the case of clause (ii) any violation, breach or default which would not impair or delay the Purchaser’s ability to perform its obligations hereunder.

Execution copy

APPENDIX 8.6.1 – SUBORDINATION AGREEMENT

Execution copy

APPENDIX 9.4 – DISCLOSURE LETTER AND COMPACT DISCS CONTAINING ALL ANNEXES AND DATA ROOM ITEMS REFERRED TO THEREIN

1.	Terms defined in this Agreement shall have the same meanings in this Disclosure Letter, unless the context requires otherwise.

2.	For convenience, each disclosure refers to the Paragraph number of the Seller’s Warranty to which the disclosure relates. Any information contained in the Agreement or contained or referred to in the Disclosure Letter shall be deemed to be fully disclosed against such Seller’s Warranty, and for purposes of other Seller’s Warranties notwithstanding the lack of specific cross-reference thereto, constitutes a disclosure to the extent such disclosure is reasonably apparent.

3.	Where any conflict arises between the contents of any disclosed information (other than this Disclosure Letter) and the information contained in this Disclosure Letter, the information contained in this Disclosure Letter shall prevail, unless otherwise expressly stated herein.

4.	Specific disclosures

The attention of the Purchaser is drawn to the following matters which have, for convenience, been set out against those numbered Paragraphs of Appendix 7.1 to this Agreement to which they relate.

Execution copy

APPENDIX 11.3.4 – CONFIDENTIALITY AGREEMENT

Execution copy

APPENDIX 11.4 – DRAFT PRESS RELEASE

Execution copy

APPENDIX 12.1 – NOTICES

If to the Seller:

Fashion Fund I B.V.

Attn: Management

Leidseweg 219

2253 AE Voorschoten

The Netherlands

with a copy to:

Eversheds Faasen B.V.

Attn: Mr. G.J. ter Horst

Wibautstraat 224

1097 DN Amsterdam

The Netherlands

If to the Purchaser:

VBQ ACQUISITION B.V.

c/o Vilebrequin International SA

Chemin du Pavillon 5

1218 Le Grand-Saconnex (GE)

Switzerland

with a copy to:

G-III Apparel Group, Ltd.

Attn.: Wayne S. Miller

512 Seventh Avenue

New York, New York 10018

and

Fulbright & Jaworski L.L.P.

Attn.: Neil Gold, Esq.

666 Fifth Avenue

New York, New York 10103

If to the Company:

Vilebrequin International SA

Chemin du Pavillon 5

1218 Le Grand-Saconnex (GE)

Switzerland

with a copy to:

G-III Apparel Group, Ltd.

Attn.: Wayne S. Miller

512 Seventh Avenue

New York, New York 10018

and

Execution copy

Fulbright & Jaworski L.L.P.

Attn.: Neil Gold, Esq.

666 Fifth Avenue

New York, New York 10103

If to the Guarantor:

G-III Apparel Group, Ltd.

Attn.: Wayne S. Miller

512 Seventh Avenue

New York, New York 10018

with a copy to:

Fulbright & Jaworski L.L.P.

Attn.: Neil Gold, Esq.

666 Fifth Avenue

New York, New York 10103